LOTUS BANCORP, INC.
A proposed bank holding company for

We are offering for sale a minimum of 1,100,000 and a maximum of 1,600,000 shares of our common stock at a price of $10.00 per share to raise the money to organize Lotus Bank, a new Michigan state bank in organization to be headquartered in Novi, Michigan. We will be the holding company and sole shareholder of Lotus Bank after it is organized. Prior to this offering, we have not conducted active business operations. Upon issuance, we have no current plans to list our shares on any national stock exchange, although we expect that our shares will be traded on the OTC Bulletin Board or “pink sheets” and that at least one company will make a market in our shares.

To participate in the offering, you must subscribe to purchase at least 1,000 shares. You may subscribe for and purchase a maximum of 152,000 shares in the offering. However, no subscriber may purchase more than 9.5% of the shares available in this offering. Therefore, if you subscribe for more than 9.5% of the shares subscribed for in this offering, we intend to reject the portion of the subscription that exceeds 9.5% of the total number of subscribed shares. In our sole discretion, we may waive in writing the minimum or maximum subscription amounts. In addition to any shares that you purchase in the offering, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business.

The offering is expected to end on December 15, 2006. However, we may, in our sole discretion, end the offering prior to December 15, 2006 or extend it for additional periods, but not beyond June 30, 2007. We reserve the right to reject, in whole or in part, any subscription for shares of our stock. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities and through our sales agent, SAMCO Capital Markets. SAMCO Capital Markets will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. The organizers, directors and executive officers intend to subscribe for an aggregate of 377,500 shares of the common stock sold in this offering, which represents 34.3% of our common stock assuming the minimum offering. If the organizers, directors and executive officers exercise the shareholder warrants and organizer warrants issued to them, they would collectively own 45.2% of our common stock assuming the minimum offering.

All subscription funds will be held in an escrow account at The Bankers Bank, which will act as the escrow agent. The escrow agent will hold the subscription funds until we accept subscriptions for at least 1,100,000 shares and notify the escrow agent that we have received all required regulatory approvals to open the bank for business to the public. If we are unable to sell at least 1,100,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses. We will be unable to use any subscription funds until they are released from escrow. Except as provided above, we will retain any interest earned on the subscription funds held in escrow.

Our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with the organization of Lotus Bancorp and Lotus Bank, or are providing limited guarantees with respect to amounts loaned to us for these purposes. In exchange for undertaking these obligations, in addition to any shareholder warrants to which they may be entitled, the organizers will receive, in the aggregate, warrants to purchase 142,500 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised at any time within 10 years of the date that we open for business.

Our common stock is not a deposit or a bank account and is not insured by the Federal Deposit Insurance Corporation or any other government agency. Our common stock is subject to investment risk, including possible loss of principal.

An investment in our common stock involves risks, and you should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment in the section titled “Risk factors” beginning on page 7.

The common stock offered by this prospectus has not been approved or disapproved, and the completeness and accuracy of the disclosures in this prospectus have not been passed upon by the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Michigan Office of Financial and Insurance Services, the Federal Deposit Insurance Corporation or any other regulatory body. Any representation to the contrary is a criminal offense.

The following table summarizes the minimum and maximum proceeds that we expect to receive from the offering.
	Per share	Total minimum	Total maximum
Subscription price	$10.00	$11,000,000	$16,000,000
Sales agency commission	$0.23(2)	$255,000	$255,000
Proceeds to Lotus Bancorp (1)	$9.77	$10,745,000	$15,745,000
(1) Before deducting organizational and other pre-opening expenses, other than sales agency commissions, consisting of, among others, legal and accounting fees, and printing, distribution and marketing expenses, estimated to total approximately $644,000.
(2) Per share amount impact based on minimum offering amount. Actual per share amount will be reduced to the extent that the issuer raises in excess of the minimum offering amount because sales agency commission is a fixed fee.

The date of this prospectus is August 25, 2006.

SUMMARY

The information that follows highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. For a more complete understanding of the offering, we urge you to read this entire prospectus carefully.

Lotus Bancorp, Inc. and Lotus Bank

We are a Michigan corporation that was incorporated on October 27, 2004 to organize and serve as the holding company for Lotus Bank, a Michigan state bank in organization. Lotus Bank will be a full-service commercial bank headquartered in Novi, Michigan. The bank will initially serve the city of Novi, Michigan, and the surrounding areas, including Commerce Township, Farmington, Farmington Hills, Northville, West Bloomfield, and Wixom, and intends to offer a broad range of commercial and consumer banking services to small and medium-sized businesses, licensed professionals and individuals who we believe will be particularly responsive to the style of service that the bank intends to provide to its customers. We believe that local ownership and control will allow Lotus Bank to serve customers more efficiently and effectively and will aid in our growth and success. The bank intends to compete on the basis of providing a unique and personalized banking experience combined with a full range of services, customized and tailored to fit the needs of its clients.

Lotus Bank’s and our principal business office will be located on Twelve Mile Road in Novi, Michigan. The bank intends to construct its main office on an undeveloped corner lot that is in an affluent, highly visible area that is near to two major retail centers and commercial businesses. Organizational activities are currently being conducted from 45650 Grand River Avenue, Novi, Michigan. The telephone number is (248) 735-1000.

To date, our sole operations have been directed toward preparing and filing applications with various bank regulatory authorities for permission to organize a Michigan state bank and a bank holding company, and taking all other actions necessary to organize and charter Lotus Bank, including those related to raising capital as a result of this offering. On January 11, 2006, we filed an application with the Michigan Office of Financial and Insurance Services (OFIS) to organize a new Michigan state bank in Novi, Michigan named "City Central Bank" and with the Federal Deposit Insurance Corporation (FDIC) for federal deposit insurance. We have received approvals of each of these applications, subject to certain conditions. Following the approvals of the FDIC and Michigan OFIS, we elected to change our corporate name from "City Central Bancorp, Inc." to "Lotus Bancorp, Inc." and the name of our proposed banking subsidiary from "City Central Bank" to "Lotus Bank."

We have received approval as a bank in organization, but we do not anticipate the commencement of banking operations until the fourth quarter of 2006. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the conditions to regulatory approval imposed by the Michigan OFIS and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve Bank of Chicago for prior approval to become a bank holding company. In addition, the bank will be engaged in such activities as the construction of its banking office, the recruitment and training of staff, preliminary marketing, and the installation of its computer systems and operating software. We would not expect to receive final approval to open before the completion of the offering and a satisfactory pre-opening examination. We cannot assure you, however, that Lotus Bank will be able to open for business when anticipated.

Management

Our organizers and the persons who are proposed to become the initial boards of directors of Lotus Bancorp and Lotus Bank are engaged in a broad range of commercial, professional and community-oriented activities and have strong professional and personal ties to the banking market to be served by the bank. We will draw upon their knowledge of the business community in the development of our business. Our organizers and proposed directors possess a wide spectrum of banking and business experience and were carefully chosen, taking into account personal and professional strengths, contacts and reputation. They will each be expected to attract clients through their own personal and professional networks. In addition, the members of the executive management team of Lotus Bank each have extensive banking experience in the Michigan banking market.

Why we are organizing a new bank

Our proposed banking market encompasses the city of Novi, Michigan and the surrounding areas. Novi is located in Oakland County, which is one of the three counties that make up Southeastern Michigan. Oakland County, which lies northwest of Wayne County (where Detroit is located) and directly west of Macomb County, is the most affluent of the three counties and one of the wealthiest counties in per capita income in the United States.

We believe that this banking market represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally-owned and operated community bank. As a community bank, we will be designed to serve the needs of the residents, small- to medium-sized businesses and licensed professionals within our banking market. In addition, we will focus on serving the banking needs of the Asian-Indian community and will target the Asian-Indian community through our marketing efforts.

The Novi market is undergoing positive economic change and is capitalizing on the opportunities associated with such change. The median income in the Novi area has increased steadily in recent years. Oakland County has a stable population, a vibrant and diversified economy and is one of the most affluent counties in the country. Oakland County is also the home of Automation Alley, which is the midwest’s only technology cluster. Because of the diversification in the economy, as well as the growth of the technology sector in Oakland County, we believe that the bank’s proposed banking market is less likely to be impacted by industry-specific economic conditions than the adjoining markets.

Generally speaking, those who have higher incomes tend to seek out financial institutions that are committed to delivering quality service. This being the case, the bank will be located in an area that has a high percentage of residents with above average family incomes. The bank intends to target affluent clients and high net worth individuals who want a high level of customer service. We believe that this will translate into marketing opportunities for us.

The Novi area has maintained a stable population over the last decade, and is projected to grow at a rate of approximately 0.31% over the next five years, reaching approximately 177,406 residents by 2010. The median family household income in the bank’s market area is $106,494, with an average income level of almost twice that of the state of Michigan.

Finally, over 25% of the houses in the Novi area have been built since 1990. The median home value was $297,738 in 2005 and is expected to increase to $331,979 by 2010. All of the projected growth rates and current statistics shown above are based on forecasts developed by Claritas. These forecasts were prepared for, and paid for by, us in connection with the consulting services rendered by Claritas as a part of the bank regulatory application process.

Although Lotus Bank would compete with a number of other financial institutions, during the past several years, the Novi market has been the target of many out-of-state, out-of-market controlled banks. The result of this activity has been to limit the choices available to those customers who wish to develop and capitalize upon relationship banking. By creating a locally-owned and locally-managed bank that is sensitive and responsive to the needs of the community, we believe that there is an opportunity for us to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks, many of which have headquarters, ownership and executive decision-makers located outside of our local marketplaces.

We recognize that most of the bank’s competitors have substantially greater resources and lending limits than we will have and provide other services, such as extensive and established branch networks and trust services, that the bank does not expect to provide initially. As a result of these competitive factors, Lotus Bank may have to pay higher interest rates to attract depositors or extend credit with lower rates to attract borrowers.

Executive officers, directors and organizers

The bank’s management team is led by Satish B. Jasti, Richard E. Bauer, and Richard S. Gurne. Satish B. Jasti is the proposed President and Chief Executive Officer. He has nearly twenty years of banking experience and has held senior executive management positions at Key Bank, N.A., Standard Federal Bank, N.A., and Bank One. Richard E. Bauer is the proposed Chief Financial Officer and Chief Operations Officer. He has nearly twenty-three years of banking experience and has held senior executive management positions at Fidelity Bank, Birmingham, Michigan. Richard S. Gurne is the proposed Chief Lending Officer. He has over twenty-five years of banking and financial services experience and has held senior executive management positions at Tranex Financial, Inc. and National Bank of Detroit.

Our board of directors consists of the following twenty individuals who are also helping to organize Lotus Bancorp and Lotus Bank. Of these individuals, the nine designated with an asterisk will also serve on the board of directors of Lotus Bank.

Sreenivas Cherukuri*	Vasudev Garlapaty	Vinaya Gavini	Amarnath Gowda

Sarada Gullapalli	Murali Guthikonda	Sree Jasti	Lynn Jerath

Mayur Joshi*	Shubha Kolachalam	V.S. Lingam	Jai Pandya*

Nate Patel*	Jitendra Patel*	Haranath Policherla	Bala Setty*

Jay Shah*	Curt Shaneour*	Venkat Talasila	Satish Jasti*

Ravindranath Gullapalli will serve also as a director of the bank, but is not serving as an organizer of Lotus Bancorp and Lotus Bank. Each of these individuals is playing an important role as we develop our business plan and corporate policies prior to the time that the bank opens for business.

Our directors, organizers and executive officers are experienced bankers or local business and community leaders. We believe that their business experience and relationships will enable them to assist us in developing and maintaining a loyal customer base. We expect that these individuals will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

Our directors, organizers and executive officers intend to purchase an aggregate of 377,500 shares of the common stock offered by this prospectus. These shares represent approximately 34.3% of the minimum, and 23.6% of the maximum, number of shares to be sold in the offering. However, the organizers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to organize the bank. All purchases made by our directors, organizers and executive officers will be made for investment purposes and not with a view to distribution.

Warrants

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and from draws on a $1.0 million line of credit agreement with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before we open for business, as well as the acquisition cost of certain fixed assets, from draws under the line of credit. Each of our organizers is providing a limited guarantee of up to $60,526 on amounts drawn under the line of credit. We expect to incur a total of approximately $898,998 in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 18. We also expect to incur approximately $238,643 in capitalizable costs before we open for business. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit.

In recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 142,500 warrants to our organizers. Each organizer who has subscribed for at least 7,500 shares of common stock will receive 7,500 warrants. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that we open for business. In the event that our organizational and pre-opening expenses exceed the amounts that we have projected and our organizers are required to advance or guarantee additional amounts, our board of directors, in its discretion, may increase the number of warrants issuable to any organizer to reflect the additional amounts that the organizer has placed “at risk” in connection with the organization of Lotus Bancorp and Lotus Bank.

We also recognize that our initial shareholders will be accepting additional financial risk in investing in the bank from inception. Accordingly, after we open for business, we will issue to each initial shareholder warrants to purchase one share of common stock for every five shares of common stock that he or she purchases in the offering. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. If we sell 1,100,000 shares in this offering, the minimum offering amount, we will issue, in the aggregate, approximately 220,000 warrants to our initial shareholders. If we sell 1,600,000 shares in this offering, the maximum offering amount, we will issue, in the aggregate, approximately 320,000 warrants to our initial shareholders.

Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants to the extent that it enables them to purchase shares of our common stock at a price that is less than the then current market value.

Stock options

We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by Lotus Bancorp or Lotus Bank. The plan will have a term of 10 years and provide for the issuance of a number of stock options equal to 12% of the total number of shares of common stock issued in the initial stock offering. Assuming the issuance of all of the shares reserved for stock options, optionholders would own collectively approximately 132,000 of the outstanding shares, assuming the minimum offering, and approximately 192,000 of the outstanding shares, assuming the maximum offering.

When we open for business, we intend to issue options to purchase shares of common stock to Satish Jasti, Richard Bauer, and Richard Gurne. Mr. Jasti will receive options to purchase a number of shares equal to 3% of the number of shares sold in the offering. Mr. Bauer will receive options to purchase a number of shares equal to 1% of the number of shares sold in the offering. Mr. Gurne will receive options to purchase a number of shares equal to 1% of the number of shares sold in the offering. We expect all of these options to be issued with an exercise price of $10.00 per share, the initial offering price, and to be treated as incentive stock options to the maximum extent permitted by law. The remainder of the options under the stock incentive plan would be available for issuance to current and prospective executive officers and employees of Lotus Bancorp or Lotus Bank at the discretion of our board of directors.

Products and services

Lotus Bank will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. The bank will emphasize personalized banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors, licensed professionals and consumers. In its lending services, the bank will emphasize commercial loans, commercial and residential construction loans, commercial real estate loans, equity lines, consumer loans, and Small Business Administration loans. Lotus Bank will offer a broad array of deposit services including demand deposits, regular savings accounts, NOW accounts, money market accounts, certificates of deposit and individual retirement accounts. For the convenience of its customers, it will also offer credit and debit cards, automatic transfers, travelers’ checks, domestic and foreign wire transfers, cashier’s checks and personalized checks. These services are expected to be provided through a variety of delivery systems including full-service offices, night depositories, automated teller machines, telephone banking and Internet banking.

Philosophy and strategy

Lotus Bank will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the bank from its competitors.

To carry out this philosophy, the bank’s business strategy will involve the following:

•	capitalizing on the diverse community involvement, professional expertise and personal and business contacts of our directors, organizers and executive officers;

•	hiring and retaining experienced and qualified banking personnel;

•	providing individualized attention with consistent, local decision-making authority;

•	utilizing technology and strategic outsourcing to provide a broad array of convenient products and services;

•	operating from highly visible and accessible banking offices in close proximity to a concentration of targeted commercial businesses and professionals;

•	attracting its initial customer base by offering competitive interest rates on deposit accounts;

•	encouraging our initial shareholders to become customers by offering additional incentives; and

•	implementing our marketing program.

Terms of the offering

We are offering for sale a minimum of 1,100,000 and a maximum of 1,600,000 shares of our common stock at an offering price of $10.00 per share. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See “Description of Common Stock - Warrants,” beginning on page 44 and “Management - Stock incentive plan,” beginning on page 38. However, the number of shares does include the shares issuable to our organizers in lieu of repayment in cash of the direct cash advances made by each of them to fund pre-opening expenses.

To participate in the offering, you must subscribe to purchase at least 1,000 shares. The offering price will be payable at the time that the subscription is made. You may subscribe for and purchase a maximum of 152,000 shares in the offering. However, no subscriber may purchase more than 9.5% of the shares available in this offering. Therefore, if you subscribe for more than 9.5% of the shares subscribed for in this offering, we intend to reject the portion of the subscription that exceeds 9.5% of the total number of subscribed shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts. We also reserve the right to reject, in whole or in part, any subscription for shares of our common stock. In addition to any shares that you purchase in the offering, after we open for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. See “Description of Common Stock - Warrants,” beginning on page 44.

Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. However, we will reimburse reasonable out-of-pocket expenses incurred by these persons in connection with the offering. In addition, SAMCO Capital Markets will act on a “best efforts” basis as our sales agent in this offering. We anticipate that we will pay SAMCO Capital Markets a commission fee equal to $255,000 upon the sale of at least the minimum number of 1,100,000 shares of common stock. We also expect to pay $105,000 in consulting fees to SAMCO Capital Markets in connection with the offering and will reimburse SAMCO Capital Markets for its reasonable expenses.

Offering termination date

We expect the offering to end on December 15, 2006. However, we may elect to extend the offering, in our sole discretion, but not beyond June 30, 2007. In addition, we reserve the right to end the offering at any time before December 15, 2006 if we have received subscriptions for at least 1,100,000 shares and determine that the total amount of subscriptions will provide adequate capitalization for us after payment of organizational expenses. We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the bank.

How to subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 1,000 or more shares should do the following:

•	complete, date and sign the subscription agreement that accompanies this prospectus;

•	make a check payable to “TBB as Escrow Agent for Lotus Bancorp, Inc.” in an amount equal to the subscription price of $10.00 times the number of shares for which you have initially subscribed; and

•	deliver the completed subscription agreement and check as follows:

Lotus Bancorp, Inc.
P.O. Box 250428
West Bloomfield, MI 48325

When we receive your subscription agreement, it will become binding on you and irrevocable.

Escrow arrangements

Since we cannot open Lotus Bank until we receive all regulatory approvals required to organize the bank, all subscription funds will be held in an escrow account at The Bankers Bank, which will act as escrow agent. The escrow agent will hold all subscription funds until we receive subscriptions for at least 1,100,000 shares and notify the escrow agent that we have received all required regulatory approvals to open the bank to the public. We expect, but cannot assure you, that we will receive all required regulatory approvals and open for business during the fourth quarter of 2006. If we are unable to sell at least 1,100,000 shares of common stock or fail to receive all required regulatory approvals, the escrow agent will promptly return all subscription funds to investors, with any interest earned thereon without deduction for expenses. Please see “The Offering - Release from escrow,” at page 15 for additional information.

All subscription funds will be paid to us to the extent that we accept the subscription agreement. If we reject, in whole or in part, a subscriber’s subscription agreement, we will promptly return the subscription funds attributable to the rejected subscription. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses, except as provided above.

Use of proceeds

Subject to regulatory approval, we intend to use the net proceeds of this offering to repay the funds advanced to us by The Bankers Bank under the pre-opening line of credit and to capitalize Lotus Bank. We expect to utilize at least $10 million of the proceeds to capitalize the bank, which in turn will use the proceeds to construct its permanent banking facility, purchase furniture, fixtures and equipment, and provide working capital to be used for business purposes, including paying salaries, and for making loans to customers and other investments. We may retain at the holding company level any excess proceeds to use for future working capital needs. See “Use of proceeds,” beginning on page 17.

Organizational expenses

We expect to incur approximately $898,998 in organizational and other pre-opening expenses, which are described more completely in the section titled “Use of Proceeds - Organizational expenses,” beginning on page 18. To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and from draws on a $1.0 million line of credit with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before we open for business from draws under the line of credit. Each of our organizers is providing a limited guarantee on amounts drawn under the line of credit.

In lieu of repaying in cash the direct cash advances from our organizers, we expect to issue to each organizer shares of our common stock having an aggregate subscription amount equal to the amount advanced by the organizer. We intend to repay any draws on the line of credit from the proceeds of the offering. If we are unable to sell at least 1,100,000 shares of common stock or fail to receive all regulatory approvals required to organize, our organizers will bear the risk of loss with respect to any direct cash advances made by them that are not repaid and The Bankers Bank may pursue our organizers under the limited guarantees with respect to any advances made to us under the pre-opening line of credit.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk, and you should not invest in our common stock unless you can afford to lose your entire investment. Before making any investment decision, we urge you to carefully read the entire prospectus, including the cautionary statement following these risk factors regarding the use of forward-looking statements.

We must receive regulatory approvals before Lotus Bank may open for business.

To commence operations as a Michigan state bank and bank holding company, Lotus Bancorp and Lotus Bank must obtain regulatory approvals from the Michigan OFIS, FDIC and Board of Governors of the Federal Reserve System (Federal Reserve). We have the approvals of the Michigan OFIS and FDIC. While Federal Reserve approval is not assured, we have no reason to believe that this approval will not be forthcoming.

We must satisfy certain conditions following approval of our regulatory applications before Lotus Bank may open for business.

Even though our bank charter and federal deposit insurance applications have been approved by the Michigan OFIS and FDIC, these approvals will be subject to certain conditions including, among others, that we raise the capital required to open the bank. We also expect that any Federal Reserve approval will be subject to conditions. We cannot assure you that we will be able to satisfy all of the conditions imposed by the regulators in connection with their approvals. If we fail to satisfy all of these conditions within the applicable time periods, our approvals will expire. In addition, if the conditions imposed by the regulatory agencies delay the anticipated date of commencing banking operations, we will incur additional organizational expenses, which will result in additional losses. See “- Any delay in beginning banking operations will result in additional losses,” below.

Any delay in beginning banking operations will result in additional losses.

Any delay in opening Lotus Bank for business will increase organizational expenses and postpone realization of potential revenues. This will cause the accumulated deficit from organizational expenses to increase, because we must continue to pay salaries and other operating expenses during this period. We expect, but cannot assure you, that we will receive final regulatory approval and open for business during the fourth quarter of 2006.

Because this offering is not underwritten, we may be unable to raise the minimum offering amount.

This offering is being made without the services of an underwriter. Rather, the offering is being made on a “best efforts” basis by our organizers, directors and executive officers. SAMCO Capital Markets will also act on a “best efforts” basis as our selling agent, but will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. Accordingly, no one is obligated to purchase or take for sale any shares of common stock, and we cannot guarantee you that we will be able to sell at least the minimum offering amount. If we are unable to raise at least the minimum offering amount and open the bank within the time period specified in our approvals, those approvals may expire. Although the full amount of your subscription funds will be returned to you in the event that we are unable to achieve the minimum offering amount, you will be unable to withdraw your subscription funds from escrow, or your subscription, at any time prior to the expiration of the offering.

We have no operating history upon which to base an estimate of our future financial performance.

We do not have any operating history on which to base any estimate of our future earnings prospects. Lotus Bancorp was only recently formed, and Lotus Bank will not receive final regulatory approvals to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in our common stock.

We expect to incur losses during our initial years of operations.

At March 31, 2006, we had an accumulated deficit account of $232,244, which represents a portion of the $898,998 of estimated net organizational and other pre-opening expenses. After the bank opens, its (and our) success will depend, in large part, on its ability to address the problems, expenses and delays frequently associated with new financial institutions and the ability to attract and retain deposits and customers for our services. We expect to sustain losses or achieve minimal profitability during our initial years of operations. We cannot assure you that we will ever become profitable. If we are ultimately unsuccessful, you may lose part or all of the value of your investment. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and “Proposed Business,” beginning on pages 20 and 23, respectively.

The bank’s failure to implement its business strategies may adversely affect our financial performance.

Lotus Bank has developed a business plan that details the strategies it intends to implement in its efforts to achieve profitable operations. If the bank cannot implement its business strategies, it will be hampered in its ability to develop business and serve its customers, which, in turn, could have an adverse effect on our financial performance. Even if the bank’s business strategies are successfully implemented, we cannot assure you that the strategies will have the favorable impact that is anticipated. Furthermore, while we believe that the bank’s business plan is reasonable and that its strategies will enable it to execute the business plan, we have no control over the future occurrence of certain events upon which its business plan and strategies are based, particularly general and local economic conditions that may affect its loan-to-deposit ratio, total deposits, the rate of deposit growth, cost of funding, the level of earning assets and interest-related revenues and expenses. See “Proposed Business - Business strategy” on page 24.

Departures of key personnel or directors may impair the bank’s operations.

Our success will depend in large part on the services and efforts of the bank’s key personnel and on its ability to attract, motivate and retain highly qualified employees. Competition for employees is intense, and the process of locating key personnel with the combination of skills and attributes required to execute our business plan may be lengthy.

In particular, we believe that retaining Satish B. Jasti, Richard E. Bauer, and Richard S. Gurne will be important to our success. If any of these persons leaves his position for any reason, our financial condition and results of operations may suffer.

If the services of any key personnel should become unavailable for any reason, or if the regulatory agencies should require the employment of additional persons to fill banking positions, Lotus Bank would be required to employ other persons to manage and operate the bank, and we cannot assure you that it would be able to employ qualified persons on acceptable terms. If the services of any key personnel should become unavailable prior to the time the bank commences operations, its ability to begin banking operations would likely be adversely affected.

Additionally, our directors’ and organizers’ community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our business may suffer. See “Management” on page 29.

Lotus Bank will face intense competition from a variety of competitors.

The banking business in our target banking market and the surrounding areas has become increasingly competitive over the past several years, and we expect the level of competition to continue to increase. See “Proposed Business - Market opportunities - Competition,” beginning on page 24. If this competition forces the bank to offer aggressive loan and deposit rates or otherwise incur higher funding costs to gain market share as a newly-organized bank, our profitability will be diminished.

Many of the bank’s competitors will be larger than it will be initially and will have greater financial and personnel resources. Many of its competitors will have established customer bases and offer services, such as extensive and established branch networks and trust services that the bank either does not expect to provide or will not provide for some time. Also, some competitors will not be subject to the same degree of regulation as the bank will be and thus may have a competitive advantage over the bank.

We believe that Lotus Bank will be a successful competitor in the area’s financial services market. However, we cannot assure you that the bank will be able to compete successfully with other financial institutions serving our target banking market. An inability to compete effectively could be expected to have a material adverse effect on our growth and profitability.

The bank’s legal lending limits may impair its ability to attract borrowers.

During its initial years of operations, the bank’s legally mandated lending limits will be lower than those of many of its competitors because it will have less capital than many of its competitors. The lower lending limits may discourage potential borrowers who have lending needs that exceed the bank’s limits, which may restrict its ability to establish relationships with larger businesses in our area. See “Proposed Business,” beginning on page 23.

An economic downturn, especially one affecting our primary service area, may have an adverse effect on our financial performance.

Our success will depend on the general economic condition of the region in which we operate, which we cannot forecast with certainty. Unlike many of the bank’s larger competitors, the majority of the bank’s borrowers and depositors will be individuals and businesses located or doing business in our local banking market. As a result, the bank’s operations and profitability may be more adversely affected by a local economic downturn than those of its larger, more geographically diverse competitors. Factors that adversely affect the economy in our local banking market could reduce the bank’s deposit base and the demand for its products and services, which may decrease its earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead us to incur loan losses. See “Proposed Business,” beginning on page 23.

Adverse economic conditions in the automobile manufacturing and related service industries may impact our banking business.

The automobile manufacturing industry has experienced significant economic difficulties over the past five years, which, in turn, has adversely impacted a number of related industries that serve the automobile manufacturing industry, including automobile parts suppliers. Recently, Delphi Corporation and Collins & Aikman Corporation, two automobile suppliers located in our banking market, declared bankruptcy, and a number of other companies serving the automobile industry and located in our banking market are facing ongoing economic pressures. We cannot assure you that the economic conditions in the automobile manufacturing and related service industries will improve at any time in the foreseeable future or that adverse economic conditions in these industries will not impact the bank.

Monetary policy and other economic factors could adversely affect our profitability.

Changes in governmental economic and monetary policies, the Internal Revenue Code and banking and credit regulations, as well as such other factors as national, state and local economic growth rates, employment rates and population trends, will affect the demand for loans and the bank’s ability to attract deposits. The foregoing monetary and economic factors, and the need to pay rates sufficient to attract deposits, may adversely affect the bank’s ability to maintain an interest margin sufficient to result in operating profits. See “Proposed Business,” beginning on page 23, and “Supervision and Regulation,” beginning on page 46.

Our common stock is not an insured deposit.

Your investment in Lotus Bancorp will not be a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment is subject to investment risk, and you must be capable of affording the loss of your entire investment.

Your share ownership may be diluted in the future.

We intend to issue warrants or stock options to our organizers, executive officers and initial shareholders. If the organizer warrants or stock options are exercised, your share ownership will be diluted. In addition, if you do not exercise your initial shareholder warrants, and other shareholders exercise their initial shareholder warrants, your share ownership will be further diluted.

Finally, our articles of incorporation authorize the issuance of up to 7,500,000 shares of common stock, but do not provide for preemptive rights. Any authorized, but unissued shares following the offering will be available for issuance by our board of directors. However, persons who subscribe for shares in the offering will not have the right to subscribe for additional shares of common stock issued at any time in the future. As a result, if we issue additional shares of common stock to raise additional capital or for other corporate purposes, you may be unable to maintain your pro rata ownership in Lotus Bancorp.

We could be negatively affected by changes in interest rates.

The bank’s profitability (and, therefore, our profitability) will depend, among other things, on the bank’s net interest income, which is the difference between the income that it earns on its interest-earning assets, such as loans, and the expenses that it incurs in connection with its interest-bearing liabilities, such as checking or savings deposits or certificates of deposit. Changes in the general level of interest rates and other economic factors can affect its net interest income by affecting the spread between interest-earning assets and interest-bearing liabilities.

Over the past year, as the Federal Reserve Board has increased interest rates, the yield curve has flattened, in that long-term interest rates have not moved in tandem with short-term rates. Under ordinary conditions the yield curve has a positive slope, indicating that long-term instruments pay higher yields than do short-term instruments, and that borrowers are willing to pay a premium for long-term funds. A flat yield curve, on the other hand, generally indicates uncertainty about the direction in which interest rates are moving. If this trend continues, our future net interest income, and therefore our profitability, may decline.

Changes in the general level of interest rates also affect, among other things, the bank’s ability to originate loans, the value of interest-earning assets and its ability to realize gains from the sale of such assets, the average life of interest-earning assets, and the bank’s ability to obtain deposits in competition with other available investment alternatives. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control. Because fluctuations in interest rates are not predictable or controllable, we cannot assure you that the bank will continue to achieve positive net interest income.

The determination of the offering price was arbitrary, and you may be unable to resell your shares at or above the offering price.

Because we have no operating history, we could not set our offering price of $10.00 per share with reference to historical measures of our financial performance. Therefore, we set the offering price arbitrarily, and the exercise price of the organizer warrants and stock options was determined based on the offering price. The exercise price of the initial shareholder warrants was determined arbitrarily by our organizers. We did not retain an independent investment banking firm to assist in determining the offering price or the exercise price of the options or warrants, and these prices bear no relationship to our assets, book value, net worth or any other recognized criteria of value. We cannot assure you that you will be able to resell any shares that you may buy in this offering at a price equal to or higher than the offering price. See “Determination of Offering Price,” beginning on page 16.

We do not intend to pay dividends in the foreseeable future.

We expect initially to have no material source of income other than dividends that we receive from Lotus Bank. Therefore, our ability to pay dividends to our shareholders will depend on the bank’s ability to pay dividends to us. The board of directors of the bank intends to retain earnings to promote growth and build capital and recover any losses incurred in prior periods. Accordingly, we do not expect to receive dividends from the bank, or pay dividends to our shareholders, in the foreseeable future. In addition, banks and bank holding companies are subject to certain regulatory restrictions on the payment of cash dividends. See “Description of Common Stock - Dividends” on page 44.

We are subject to extensive regulatory oversight, which could restrain our growth and profitability.

Banking organizations such as Lotus Bancorp and Lotus Bank are subject to extensive federal and state regulation and supervision. Laws and regulations affecting financial institutions are undergoing continuous change, and we cannot predict the ultimate effect of these changes. We cannot assure you that any change in the regulatory structure or the applicable statutes and regulations will not materially and adversely affect our business, condition or operations of Lotus Bancorp and Lotus Bank or benefit competing entities that are not subject to the same regulations and supervision. For a discussion of some of the laws and regulations applicable to us, see the section titled “Supervision and Regulation,” beginning on page 46.

We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering.

You will incur immediate and substantial dilution in the book value per share of any shares that you purchase in the offering.

If you purchase shares of our common stock in the offering, we expect that you will experience an immediate and substantial dilution of between $0.56 and $0.82 per share in the book value of your investment as a result of the $898,998 of organizational and other pre-opening expenses that we have incurred, or expect to incur, before the bank opens for business. This means that the price you pay for the shares that you acquire in this offering will be higher than its net book value per share when the bank opens. For more information regarding dilution, please see the section titled “Dilution,” beginning on page 19.

The limited trading market for our common stock may result in higher price volatility.

Our shares will not qualify, upon issuance, for listing on any national securities exchange, and we cannot assure you that our shares will ever be listed on a national securities exchange. However, we expect that our shares will be traded on the OTC Bulletin Board or “pink sheets” and that at least one company will make a market in our common stock. Because our shares will not be listed on a national securities exchange, we cannot assure you that a broadly followed, established trading market for our common stock will ever develop or be maintained. Furthermore, we cannot assure you that at least one company will make a market in our shares for as long as we will be quoted on the OTC Bulletin Board. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. In addition, active trading markets tend to reduce the bid-ask spreads for sales transactions. On the other hand, the absence of an active trading market reduces the liquidity, and is likely to have an adverse effect on the market value of our shares. In addition, if we would cease to be quoted on the OTC Bulletin Board, shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock likely would decline.

Our articles of incorporation and bylaws, and the employment agreements of our executive officers, contain provisions that could make a takeover more difficult.

Our articles of incorporation and bylaws include provisions designed to provide our board of directors with time to consider whether a hostile takeover offer is in our and our shareholders’ best interests, but could be utilized by our board of directors to deter a transaction that would provide shareholders with a premium over the market price of our shares. These provisions enable our board of directors to issue, from time to time and at its discretion, any authorized but unissued shares of our common stock; enable our board of directors to increase the number of persons serving as directors and to fill the vacancies created as a result of the increase; establish an advance notice procedure with regard to business to be brought before a shareholder meeting or to director nominations; allow our board of directors or President to call special shareholders’ meetings; and establish tiered three year terms for our board of directors.

In addition, there are “change in control” provisions in the employment agreements of each of our executive officers providing for lump-sum cash payments based on the officer’s base compensation. These provisions may discourage potential acquisition proposals and could delay or prevent a change in control, including under circumstances in which our shareholders might otherwise receive a premium over the market price of our shares. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

Management of Lotus Bank may be unable to adequately measure and limit credit risk associated with the bank’s loan portfolio, which would affect our profitability.

As a material part of the bank’s business plan, it will make commercial, consumer, commercial and residential real estate and construction loans. The principal economic risk associated with each class of loans is the creditworthiness of the borrower, which is affected by the strength of the relevant business market segment, local market conditions and general economic conditions. Additional factors related to the credit quality of commercial loans include the quality of the management of the business and the borrower’s ability both to properly evaluate changes in the supply and demand characteristics affecting its market for products and services and to effectively respond to those changes. Additional factors related to the credit quality of commercial real estate loans include tenant vacancy rates and the quality of management of the property. Additional factors related to the credit quality of construction loans include fluctuations in the value of real estate and new job creation trends.

Many of the bank’s anticipated loans will be made to small- and medium-sized businesses that are less able to withstand competitive, economic and financial pressures than larger borrowers. If the bank is unable to effectively measure and limit the risk of default associated with its loan portfolio, our profitability will be adversely impacted.

Our directors and executive officers could have the ability to influence shareholder actions in a manner that may be adverse to your personal investment objectives.

Immediately following the offering, we expect that our directors, executive officers and organizers will own 377,500 shares of our common stock, which represents 34.3% of the minimum and 23.6% of the maximum number of shares to be sold in this offering. Additionally, we will be issuing warrants to our organizers and stock options to our executive officers. If our organizers exercised all of their organizer and shareholder warrants, our executive officers and organizers could own shares upon exercise representing as much as 45.18% of our then existing outstanding common stock. Moreover, although the employee stock options are not immediately exercisable by their terms, upon exercise of the employee stock options granted to our executive officers, our executive officers and organizers would own shares upon exercise representing as much as 47.38% of our then existing outstanding common stock.

Due to their significant ownership interests, our directors and executive officers will be able to exercise significant control over the management and affairs of Lotus Bancorp and Lotus Bank. For example, our directors and executive officers may be able to influence the outcome of director elections or block significant transactions, such as a merger or acquisition, or any other matter that might otherwise be approved by the shareholders. See “Selected provisions of our articles of incorporation and bylaws,” beginning on page 44.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes various forward-looking statements about Lotus Bancorp and Lotus Bank that are subject to risks and uncertainties. Forward-looking statements include information concerning future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “may increase,” “may fluctuate” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” and “could” are generally forward-looking in nature and not historical facts. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expected in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed in the section entitled “Risk Factors,” beginning on page 7. We urge you to carefully consider these factors prior to making an investment in our common stock. However, it is not possible to foresee or identify all such factors. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Except for any ongoing obligations to disclose material information under federal or state securities laws, we do not undertake any obligation to update any forward-looking statement, or to disclose any facts, events or circumstances after the date of this prospectus that may affect the accuracy of any forward-looking statement. The safe harbor provisions of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, do not apply to the offering.

THE OFFERING

General

We are offering for sale a minimum of 1,100,000 shares and a maximum of 1,600,000 shares of our common stock at a price of $10.00 per share, for an aggregate minimum price of $11,000,000 and an aggregate maximum price of $16,000,000. The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers and initial shareholders or upon the exercise of stock options that may be issued under our stock incentive plan. See “Description of Common Stock - Warrants,” beginning on page 44 and “Management - Stock incentive plan,” beginning on page 38. However, the number of shares does include the shares issuable to our organizers in lieu of repayment in cash of the direct cash advances made by each of them to fund pre-opening expenses.

To participate in the offering, you must subscribe to purchase at least 1,000 shares. You may subscribe for and purchase a maximum of 152,000 shares in the offering. However, no subscriber may purchase more than 9.5% of the shares available in this offering. Therefore, if you subscribe for more than 9.5% of the shares subscribed for in this offering, we intend to reject the portion of the subscription that exceeds 9.5% of the total number of subscribed shares. In our sole discretion, we may waive, in writing, the minimum or maximum subscription amounts.

In addition to any shares that you purchase in the offering, after the bank opens for business, you will receive one warrant for every five shares of stock that you purchase. These warrants will be exercisable at a price of $12.50 per share at any time within three years of the date that we open for business. See “Description of Common Stock - Warrants,” beginning on page 44.

Finally, our organizers are advancing to us the funds necessary to cover the expenses incurred in connection with Lotus Bancorp and Lotus Bank, and are providing limited guarantees with respect to amounts loaned to us for these purposes. In exchange for undertaking these financial obligations, in addition to any shareholder warrants to which they may be entitled, we expect to issue to our organizers warrants, in the aggregate, to purchase 142,500 shares of our common stock. Of this amount, we expect to issue to each organizer who has subscribed for at least 7,500 shares of common stock, warrants to purchase 7,500 shares of our common stock. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within 10 years of the date that the bank opens for business. See “Description of Common Stock - Warrants,” beginning on page 44.

Organizers’ subscriptions

Our organizers, directors and executive officers intend to purchase an aggregate of 377,500 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 34.3% of the minimum and 23.6% of the maximum number of shares to be sold. However, our organizers, directors or executive officers may acquire additional shares of common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level required to enable us to commence business operations at the bank. All purchases made by our organizers, directors and executive officers will be made for investment purposes and not with a view to distribution.

Offering period

We expect to end the offering at 5:00 p.m., Novi, Michigan time on December 15, 2006. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond June 30, 2007. We also reserve the right to end the offering at any time prior to December 15, 2006 after we have received subscriptions for at least 1,100,000 shares, if we determine that the total amount of subscriptions will provide adequate capitalization for Lotus Bank after payment of organizational and other pre-opening expenses. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the “expiration date.” We may, in our sole discretion, conduct multiple closings of the offering once the minimum offering amount is raised and we have received all required regulatory approvals to organize the bank.

Acceptance of subscriptions

We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of our banking market. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,600,000 shares. In addition, we reserve the right to increase the maximum offering size by up to 320,000 shares by filing with the Securities and Exchange Commission a post-effective amendment to the registration statement related to this prospectus. We will notify all subscribers as promptly as practicable after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds.

Escrow

All offering proceeds received by our escrow agent, The Bankers Bank, will be deposited in an escrow account at The Bankers Bank. The escrow agent will by means of an automatic investment program invest the subscription proceeds in $1,000 increments directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in our common stock and has not approved, endorsed or passed upon the merits of our common stock. We will retain any interest earned on the subscription funds held in escrow to defray organizational expenses, except as provided in the following section.

Release from escrow

Subscription proceeds will be released from escrow to us upon the occurrence of both of the following events:

•	we have accepted subscriptions and received subscription proceeds for an aggregate of at least 1,100,000 shares of common stock; and

•	we have provided the escrow agent with a certification to the effect that we have received all required regulatory approvals to open.

We expect to, but cannot assure you, that we will receive all required regulatory approvals and open for business during the fourth quarter of 2006. If we have not accepted subscriptions and received subscription proceeds for an aggregate of at least 1,100,000 shares of common stock by the expiration date of the offering, or if we fail to receive all required approvals to open Lotus Bank, then the subscription agreements will be of no further force or effect and the full amount of all subscription funds will be returned to the subscribers within as promptly as practicable after the expiration date, with any interest earned thereon and without deduction for expenses.

Plan of distribution

We plan to market our shares by delivering a copy of the prospectus to potential investors. In addition, we intend to conduct informational meetings for prospective investors. The offering is not underwritten. Subject to compliance with applicable federal and state securities laws, we will offer and sell our common stock on a best-efforts basis through our organizers, executive officers and directors, who will not receive any commission or other compensation in connection with these activities. We will, however, reimburse reasonable out-of-pocket expenses incurred by these persons in the offering.

We anticipate entering into an agreement with SAMCO Capital Markets to act as our sales agent for this offering. SAMCO Capital Markets is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (NASD). SAMCO Capital Markets will act on a best-efforts basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. We anticipate paying SAMCO Capital Markets a commission fee equal to $255,000 upon the sale of at least the minimum number of 1,100,000 shares of common stock. We are under no obligation to pay SAMCO Capital Markets any additional commission fee upon the sale of more than 1,100,000 shares of common stock. In addition, we expect to pay a total of $105,000 in consulting fees to SAMCO Capital Markets in connection with the offering and will reimburse SAMCO Capital Markets for its reasonable expenses.

SAMCO Capital Markets has not prepared any report or opinion constituting a recommendation to us or any subscribers for our common stock, nor has SAMCO Capital Markets prepared an opinion as to the purchase price or terms of the offering.

None of our organizers who will participate in the offering has, or has had within the last twelve months, a direct or indirect control relationship with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past twelve months. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of these organizers in this offering on the terms described in this prospectus.

Finally, we also believe, based on these factors, that none of our organizers will be deemed to be “underwriters” for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering. We have also agreed to indemnify SAMCO Capital Markets, and the persons who control SAMCO Capital Markets, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that SAMCO Capital Markets may be required to make in respect of these liabilities.

How to subscribe

Each prospective investor who (together with the investor’s affiliates) desires to purchase 1,000 or more shares should do the following:

•	complete, date and sign the subscription agreement that accompanies this prospectus;

•	make a check payable to “TBB as Escrow Agent for Lotus Bancorp, Inc.” in an amount equal to the subscription price of $10.00 times the number of shares you wish to purchase; and

•	deliver the completed subscription agreement and check as follows:

Lotus Bancorp, Inc.
P.O. Box 250428
West Bloomfield, MI 48325

WHEN WE RECEIVE YOUR SUBSCRIPTION AGREEMENT, IT WILL BECOME BINDING AND IRREVOCABLE.

If we are unable to sell at least 1,100,000 shares of common stock or fail to receive the required regulatory approvals on or before the expiration date, our escrow agent will promptly return all subscription funds to investors, with any interest earned thereon and without deduction for expenses. If you have any questions about the offering or how to subscribe, please call Satish Jasti at Lotus Bancorp at (248) 735-1000. His email address is info@banklotus.net. You should retain a copy of the completed subscription agreement for your records.

DETERMINATION OF OFFERING PRICE

The offering price of our common stock was determined arbitrarily by our organizers and does not bear any relationship to our assets, book value, net worth or other recognized criteria of value, but rather the organizers considered the amount of funds necessary to initially capitalize Lotus Bank based upon its proposed business plan, regulatory capital requirements and the amount of capital estimated as necessary to provide operating capital and to sustain any losses that we incur during its initial years of operation. We did not retain an independent investment banking firm to assist us in establishing the offering price. The offering price does not necessarily reflect the fair market value of our common stock, and we cannot assure you that any shares that you purchase may be resold at or above the offering price.

The exercise price of the warrants to be issued to our organizers in recognition of the financial risks undertaken by them in advancing the organizational and other pre-opening expenses to us was determined based on the price of the common stock offered by this prospectus. The exercise price of the warrants to be issued to our initial shareholders was determined arbitrarily by our organizers.

USE OF PROCEEDS

We anticipate that the gross proceeds of our offering will be a minimum of $11,000,000 and a maximum of $16,000,000. The following tables summarize the anticipated use of the proceeds by Lotus Bancorp and Lotus Bank, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary. The gross cash proceeds will be reduced to the extent that an organizer’s direct cash advances are repaid through the issuance of shares of our common stock. However, because the cash needed to repay the direct cash advances would be reduced by like amount, the remaining proceeds would not be impacted.

Lotus Bancorp, Inc.
	Minimum offering		Maximum offering
Gross proceeds from offering	$11,000,000	100.0%	$16,000,000	100.0%
Sales agency commissions	$255,000	2.3%	$255,000	1.6%
Repayment of pre-opening extensions of credit and direct cash advances*	$643,998	5.9%	$643,998	4.0%
Investment in common stock of Lotus Bank	$10,101,002	91.8%	$12,936,002	80.9%
Remaining proceeds	$0	0%	$2,165,000	13.5%
* Attributable to organizational and pre-opening expenses other than sales agency commissions, which will be payable directly from the proceeds of the offering

As shown, we expect to use approximately $10.1 million to capitalize Lotus Bank if we sell 1,100,000 shares and approximately $12.9 million if we sell 1,600,000 shares. However, we reserve the right to retain a greater or lesser portion of the proceeds of the offering at Lotus Bancorp for general corporate purposes as long as we contribute no less than $10.0 million to the bank to fund its initial capitalization.

Lotus Bank

The following table shows the anticipated use of the proceeds allocated to the bank. These proceeds will be in the form of a capital injection from Lotus Bancorp.

	Minimum offering		Maximum offering
Gross proceeds from offering	$10,101,002	100.0%	$12,936,002	100.0%
Land acquisition and construction costs	$2,200,000	21.8%	$2,200,000	17.0%
Furniture, fixtures, equipment and other capital items*	$350,000	3.5%	$350,000	2.7%
Loans to customers, investments and other general corporate purposes	$7,551,002	74.8%	$10,386,002	80.3%
Remaining proceeds	$0	0%	$0	0%
* All or a portion of the acquisition costs associated with the purchase of furniture, fixtures, equipment and other capitalizable items may be incurred prior to opening and will be funded from draws under the pre-opening line of credit.

Line of credit

The Bankers Bank has agreed to extend to us a working capital line of credit in the amount of $1.0 million. Each of our organizers is providing a limited guarantee with respect to the line of credit. These guarantees would be triggered in the event that we are unable to repay the advances under the line of credit. Any draws under the line of credit will bear interest at prime rate (8.25% as of August 4, 2006), minus one percent, with interest payable monthly, and with principal due at maturity on February 1, 2007. We intend to draw on the line of credit as needed to cover additional organizational expenses incurred prior to opening the bank as well as the acquisition costs of certain fixed assets.

We intend to repay the draws made under the line of credit from the proceeds of the offering. However, because we have no material operations or assets, other than those amounts advanced or loaned to us to be expended during the organizational process, we do not expect to have the ability to repay the draws under the line of credit unless we complete the offering and open for business. In the event that we are unable to sell at least 1,100,000 shares of common stock or fail to receive all regulatory approvals required to open, The Bankers Bank would be entitled to pursue our organizers under the limited personal guarantees.

Organizational expenses

We have incurred and will continue to incur, until we open for business, substantial organizational and other pre-opening expenses. Through March 31, 2006, we have incurred approximately $232,244 in organizational and other pre-opening expenses. We expect to incur approximately $898,998 in organizational and pre-opening expenses, including offering expenses, prior to the time that we open for business. The following table sets forth the organizational and other pre-opening expenses that we expect to incur through our anticipated opening date, which is expected to be during the fourth quarter of 2006:

Expenses	Incurred as of March 31, 2006	Budget
Regulatory application fees	$0	$5,025
Legal and professional fees	$67,846	$94,265
Consulting fees and benefits (includes proposed management)	$152,322	$231,312
Administrative expenses	$0	$60,000
Miscellaneous expenses	$12,287	$108,779
Rent expense	$1,500	$7,750
Interest expense	$0	$11,523
Interest income	($1,711)	($60,000)
Net estimated organizational expenses	$232,244	$458,654

Selling agent fees and commissions	$0	$360,000
Legal fees associated with offering	$0	$30,000
Printing costs	$0	$24,344
Other offering expenses	$0	$26,000
Total offering expenses	$0	$440,344
Net organizational and pre-opening expenses	$0	$898,998

In lieu of repaying in cash the direct cash advances from our organizers, we expect to issue to each organizer shares of our common stock having an aggregate subscription amount equal to the amount advanced by the organizer. We intend to repay any draws on the line of credit from the proceeds of the offering. If we are unable to sell at least 1,100,000 shares of common stock or fail to receive all regulatory approvals required to organize, our organizers will bear the risk of loss with respect to any direct cash advances made by them that are not repaid and The Bankers Bank may pursue our organizers under the limited guarantees with respect to any advances made to us under the pre-opening line of credit.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2006 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,100,000 shares and a maximum of 1,600,000 shares of common stock in the offering, as well as the midpoint offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants to be issued to our organizers and initial shareholders, respectively, or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see “Description of Common Stock - Warrants,” beginning on page 44 and “Management - Stock incentive plan,” beginning on page 38.

	As of March 31, 2006
Shareholders’ equity	Actual	Minimum As Adjusted	Midpoint As Adjusted	Maximum As Adjusted
Common stock, $0.01 par value, 7,500,000 shares authorized; 100, 1,100,000, 1,350,000 and 1,600,000 shares, respectively, issued and outstanding as adjusted (1) Preferred stock, no par value, 500,000 shares authorized, 0 shares issued and outstanding	$0	$11,000	$13,500	$16,000
Additional paid-in capital	$10	$10,548,656	$13,027,846	$15,543,656
Accumulated pre-opening deficit(1)(2)	($232,244)	($458,654)	($458,654)	($458,654)
Total shareholders’ equity	($232,234)	$10,101,002	$12,582,692	$15,101,002
Book value per share(3)	N/A	$9.18	$9.32	$9.44

Notes to Capitalization Table

(1)	The accumulated pre-opening deficit in the “Actual” column reflects organizational expenses incurred through March 31, 2006, consisting primarily of consulting and legal fees.

(2)
The accumulated pre-opening deficit in the “As Adjusted” columns reflects the estimated organizational expenses of $898,998. These expenses are more fully described in the section titled “Use of Proceeds - Organizational expenses,” beginning on page 18. Actual expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders’ equity.

(3)
After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.89 if we sell 1,100,000 shares, $0.73 if we sell 1,350,000 shares and $0.61 if we sell 1,600,000 shares, resulting from the recognition of organizational expenses and other pre-opening expenses, divided by the applicable number of shares.

DILUTION

Net book value per share is determined at any date by subtracting our total liabilities from the total book value of our assets and dividing the difference by the number of shares of our common stock deemed to be outstanding as of that date. After giving effect to the issuance of between 1,100,000 and 1,600,000 shares of our common stock in this offering at the offering price of $10.00 per share, and after our estimated pre-opening expenses, our pro forma net book value is expected to be approximately $10 million, or $9.18 per share, assuming the minimum offering, or approximately $15 million, or $9.44 per share, assuming the maximum offering. Assuming the minimum offering, this represents an immediate decrease in pro forma net book value of $0.82 per share with respect to any shares purchased in this offering. Assuming the maximum offering, this represents an immediate decrease in pro forma net book value of $0.56 per share with respect to any shares purchased in this offering.

The following table illustrates the per share dilution with respect to shares issued in this offering:
	Minimum Offering	Maximum Offering
Offering price per share	$10.00	$10.00
Pro forma as adjusted net book value per share after the offering	$9.18	$9.44
Dilution per share to new investors in this offering	$0.82	$0.56

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. We were incorporated to serve as a holding company for Lotus Bank. To date, our main activities have been:

•	seeking, interviewing and selecting our organizers, directors and officers;

•	preparing our business plan;

•	applying for a Michigan state bank charter;

•	applying for FDIC deposit insurance;

•	researching and selecting systems and vendors; and

•	developing building plans and specifications.

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and from draws on a $1.0 million line of credit agreement with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before Lotus Bank opens for business, as well as the acquisition cost of certain fixed assets, from draws under the line of credit. Each of our organizers is providing a limited guarantee on amounts drawn under the line of credit. We expect to incur a total of approximately $898,998 in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of Proceeds - Organizational expenses,” beginning on page 18. We also expect to incur approximately $238,643 million in capitalizable costs before we open for business. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit.

We anticipate entering into an agreement with SAMCO Capital Markets to act as our sales agent for this offering. We expect to pay SAMCO Capital Markets a commission fee equal to $255,000 upon the sale of at least the minimum number of 1,100,000 shares of common stock. In addition, we expect to pay a total of $105,000 in consulting fees to SAMCO Capital Markets in connection with the offering and to reimburse SAMCO Capital Markets for its reasonable expenses.

We have also engaged SAMCO to assist us in the preparation of our regulatory applications. SAMCO has assisted us in the preparation of our regulatory application, including preparing an economic assessment of the market area, working with our management team to develop a business plan and pro forma financial information for the application, meeting with our organizers and proposed directors to discuss their respective roles and assisting them in completing their portions of the application and preparing the complete Interagency Charter and Federal Deposit Insurance Application that was filed with the regulatory agencies. Following the filing of the application, SAMCO has assisted us in providing responses to matters related to the application raised by, and requests for additional information made by, the regulatory agencies. Under our regulatory consulting agreement with SAMCO, we have paid SAMCO a consulting fee of $67,000. SAMCO’s consulting services related to our regulatory applications are unrelated to its services in connection with the offering.

We have received approval as a bank in organization, but we do not anticipate the commencement of banking operations until the fourth quarter of 2006. During the period between regulatory approval and the commencement of banking operations, we will be taking actions to satisfy the conditions to regulatory approval imposed by the Michigan OFIS and FDIC, including raising the capital necessary to open. We will also be preparing and filing an application with the Federal Reserve Bank of Chicago for prior approval to become a bank holding company. In addition, the bank will be engaged in such activities as the construction of its banking offices, the recruitment and training of staff, pre-liminary marketing, and the installation of its computer systems and operating software. We would not expect to receive final approval to open before the completion of the offering and a satisfactory pre-opening examination.

Plan of operations

We intend to open for business on Twelve Mile Road in Novi, Michigan, which is in the northwest corner of our proposed market area. We intend to construct our banking office at 44264 West Twelve Mile Road, Novi, Michigan 48377. The building will be located on a corner lot in the heart of a major shopping and commercial area. The bank will be easily accessible and highly visible. The bank will have drive-through teller windows, a drive-through automated teller machine and at least thirty-two parking spaces. The building itself will be approximately 4,500 square feet in size.

Lotus Bank expects to use approximately $2,550,000 of the proceeds of the offering to purchase the property on which we are constructing the bank, to construct the building and to purchase furniture, fixtures and equipment. On February 16, 2006, we entered into an agreement with Anne M. Bitonti, through a revocable trust, for the acquisition of the land on which our main office will be located. The property is located at the northeast corner of 12 Mile Road and Dixon Road in the City of Novi. The Company has made a deposit of $30,000 towards the purchase price of $850,000, which purchase is anticipated to close on September 15, 2006. We anticipate entering into a credit facility with The Bankers Bank to fund the purchase of the land on which our main office will be located.

Management believes that the proposed main office facility will be adequate to meet the bank’s initial needs. Lotus Bank expects to hire up to sixteen full-time equivalent employees to staff its banking offices by the end of its first operating year. We do not expect that Lotus Bancorp will have any employees who are not also employees of the bank. Organizational activities are being conducted from 45650 Grand River Avenue, Novi, Michigan.

The bank will begin operations from an interim facility located at 45650 Grand River Avenue, Novi, Michigan 48374. Lotus Bancorp has entered into a lease with respect to the interim main office location for a term of one year with rental payments equal to $3,753 per month. The lease includes 2,197 square feet of rental space on the first floor of multi-story office building. Lotus Bancorp will have an option to renew the lease for an additional six months following the expiration of the initial term.

Lotus Bank will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the minimum initial offering proceeds will enable the bank to maintain a leverage capital ratio, which is a measure of core capital to average total assets, in excess of 8% for the first three years of operations as required by the FDIC. See “Supervision and Regulation” beginning on page 46. Accordingly, we do not anticipate raising additional capital during the 12-month period following the offering. However, we cannot assure you that we will not need to raise additional capital within the next three years or over the next 12-month period.

We have not fully developed the products and services that the bank will initially offer its customers and do anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding its products and services, please see “Proposed Business - Business strategy” on page 24. For more information regarding our use of offering proceeds, please see “Use of Proceeds” beginning on page 16.

Financial results

Through March 31, 2006, our net loss was $232,244. We expect to incur a net loss of approximately $458,654, through the anticipated opening date of Lotus Bank, which is expected to occur during the fourth quarter of 2006. These are described in the section titled “Use of Proceeds - Organizational expenses,” beginning on page 18. In addition, we expect to incur offering expenses in the amount of approximately $440,344. These expenses consist of filing fees with the Securities and Exchange Commission, blue sky fees, legal and accounting expenses associated with the offering, marketing expenses related to the offering, sales agent fees and other expenses directly attributable to the stock offering. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if we raise at least the minimum subscription amount and open the bank, or will be expensed in the event that we do not.

Other accounting matters

In December 2004, the Financial Accounting Standards Board (FASB) published FASB Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. FAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in FAS 123(R). The impact of FAS 123(R) on us will depend upon various factors, among them being our future compensation strategy.

Interest rate sensitivity and liquidity

Since we have been in the organizational stage, we have no results of operations to present at this time. When Lotus Bank begins operations, net interest income, the bank’s expected primary source of earnings, will fluctuate with significant interest rate movements. Our profitability will depend substantially on the bank’s net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities. A large change in interest rates may significantly decrease its net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While management intends to take measures to minimize the effect that changes in interest rates will have on the bank’s net interest income and profitability, these measures may not be effective. To lessen the impact of these fluctuations, the bank intends to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or “gap,” is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. The bank will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize its overall interest rate risk. Lotus Bank will regularly evaluate the balance sheet’s asset mix in terms of several variables: yield, credit quality, appropriate funding sources and liquidity.

To effectively manage the balance sheet’s liability mix, management plans to focus on expanding the bank’s deposit base and converting assets to cash as necessary. As the bank continues to grow, management will continuously structure the bank’s rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. The bank’s investment/asset and liability committee will meet regularly to develop a strategy for the upcoming period.

Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Lotus Bank can obtain these funds by converting assets to cash or by attracting new deposits. The bank’s ability to maintain and increase deposits will serve as its primary source of liquidity.

To date, our primary sources of liquidity to meet current obligations have been direct cash advances from our organizers and draws under a $1.0 million line of credit agreement with The Bankers Bank. As of March 31, 2006, we had cash on hand of approximately $5,385 and $984,500 of available credit under our line of credit. We believe that our cash on hand and available credit will be adequate to enable us to meet the obligations that we expect to incur prior to the time that the bank opens for business.

Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in our liquidity increasing or decreasing in any material way in the foreseeable future.

PROPOSED BUSINESS

Background

Lotus Bancorp, Inc. We incorporated Lotus Bancorp, Inc. (formerly De Novo Holdings, Inc. and City Central Bancorp, Inc.) as a Michigan corporation on October 27, 2004 to serve as a bank holding company for Lotus Bank. We expect to utilize at least $10 million to capitalize Lotus Bank if we sell 1,100,000 shares and at least $12.6 million to capitalize the bank if we sell 1,600,000 shares. Initially, we will have no material business operations other than owning and managing the bank.

As part of our organizational activities, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen a holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to the bank as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which the bank would be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See “Supervision and Regulation - Lotus Bancorp, Inc.,” beginning on page 47.

Lotus Bank. We received approval as a bank in organization from the Michigan OFIS and preliminary approval from the FDIC for federal deposit insurance. Subsequent to receiving regulatory approvals, we elected to change the name of our proposed bank from "City Central Bank" to "Lotus Bank". In order to receive final approval of our applications and a license to begin business, we will be required to satisfy the conditions to the approval, which will likely include: (1) raising capital of at least $10.0 million and (2) implementing appropriate banking policies and procedures. We expect to receive all necessary final regulatory approvals and begin our banking operations during the fourth quarter of 2006.

Market opportunities

Primary service area. Lotus Bank’s primary service area will be the City of Novi, generally, and the surrounding communities of Commerce Township, Farmington, Farmington Hills, Northville, West Bloomfield and Wixom. The bank intends to serve this market from a location on Twelve Mile Road. We believe that Lotus Bank will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area. Compared with other economically less fortunate areas of the country, Oakland County has a vibrant economy and a stable population and is one of the most affluent counties in the country. From a wealth accumulation standpoint, the bank’s specific target market compares favorably with any affluent area in the country. This situation continues to create opportunities for new businesses, including financial service providers such as the bank, who wish to serve this affluent and expanding market with growth trends in the professional, sales and management sections of environment. We believe that the Oakland County community will enthusiastically welcome and support a new locally-owned and operated commercial bank.

Local economy. We believe that the bank’s proposed banking market represents a unique market with a diversified and stable customer base. We also believe that the primary service area presents an environment that will support the bank’s formation and growth. As a community bank, Lotus Bank will be designed to serve the needs of the residents and small- to medium-sized businesses, including commercial, professional, and service firms, within this thriving economy. The bank will also target the diverse ethnic population within the primary service area, including the Asian-Indian community.

The bank’s proposed banking market is located within Oakland County, which lies northwest of Wayne County (where Detroit is located) and directly west of Macomb County, is the most affluent of the three counties and one of the wealthiest counties in per capita income in the United States. Oakland County has a stable population, a vibrant and diversified economy and is one of the most affluent counties in the country. Oakland County is also the home of Automation Alley, which is the midwest’s only technology cluster. Because of the diversification in the economy, as well as the growth of the technology sector in Oakland County, we believe that the bank’s proposed banking market will be less impacted to industry-specific economic conditions than the adjoining markets.

According to data compiled by the United States Census and personal and family income figures in the bank’s proposed primary service area have grown steadily over the past five years. In 2004, median household income in the Novi market area was $106,494 as compared with $68,296 in the Detroit area. In Oakland County, there has not been a large amount of residential development in recent years, which has kept the population very stable. It has also made variables such as, families growing up and children leaving home, appear more noticeable than in other, fast developing, areas. Despite this, the area, with its open space, established schools, and favorable lifestyle, attracts many younger families and individuals who purchase the homes of those people who seek other places to retire or move for other employment opportunities. These new residents are increasingly more educated and more diversified in business and professional skills. As they move to Oakland County, they bring with them increased earning capacities and unique banking needs. With plans for development, predictions of economic growth, and the roll-over of families in existing homes, there is a great opportunity for a new community bank to attract customers by providing specialized service for their unique banking needs.

Competition. The market for financial services is rapidly changing and intensely competitive and is likely to become more competitive as the number and types of market entrants increase. Lotus Bank will compete in both lending and attracting funds with other commercial banks, savings and loan associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than the bank.

According to information disclosed on the FDIC’s website (www.fdic.gov), as of June 30, 2005, financial institutions in northern Oakland County, where the main office will be located, held approximately $4.7 billion in total deposits. Most of the deposits held in financial institutions in our primary banking market are attributable to branch offices of out-of-state banks. We believe that banks headquartered outside of our primary service area often lack the consistency of local leadership necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe that Lotus Bank will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs. We believe that the bank can compete effectively with larger and more established banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

Deposit growth. Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, deposits were at $3.02 billion 2000 and $4.67 billion in 2005, which represented a compound annual growth rate of approximately 10.96% in northern Oakland County. While we cannot be certain, we expect this trend to continue as the population and income figures in the service areas grow.

Business strategy

Management philosophy. Lotus Bank will be a full-service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Its primary focus will be on local businesses, professionals and individuals to whom quality banking service is a critical, but lacking, element in their current banking relationships. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish the bank from its competitors. To this end, the bank will endeavor to hire the most qualified and experienced people in the market who share the bank’s commitment to customer service. We believe that this is an opportunity for a locally-owned and locally-managed community bank to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, the bank will implement the following operating and growth strategies.

Operating strategy. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop the bank’s image as a local bank with a community focus, Lotus Bank will employ the following operating strategies:

•
Experienced senior management. The bank’s proposed senior management possesses extensive experience in banking industry, as well as substantial business and banking contacts in our primary service area. For example, the proposed President and Chief Executive Officer, Satish Jasti, has over twenty years of banking experience. In addition, Richard Bauer, the proposed Chief Financial Officer and Chief Operating Officer has twenty-three years of banking experience and has held senior management positions at Fidelity Bank, Birmingham, Michigan. Richard Gurne, the Chief Lending Officer, has twenty-five years of banking and financial services experience.

•
Quality employees. Lotus Bank will strive to hire highly trained and seasoned staff. The bank plans to train its staff to answer questions about all of the bank’s products and services so that the first employee the customer encounters can resolve any questions the customer may have.

•
Community-oriented board of directors. All of the bank’s proposed directors are either experienced bankers or local business and community leaders. Many of its directors are residents of our primary service area, and most have significant business ties to the bank’s primary service area, enabling them to be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Lotus Bank.

•
Highly visible site. The main office will be highly visible and located in close proximity to major traffic arteries. The main office location will be on Twelve Mile Road, Novi, Michigan, which is a divided highway that will give the bank a highly visible presence in a market that is dominated by branch offices of banks headquartered out of the area. The main office will be located in an area that will provide easy access to potential banking customers traveling in the Novi area and close to Twelve Oaks Mall and Fountain Walk Mall, two high end retail areas. We believe this will enhance the bank’s image as a strong competitor.

•
Individual customer focus. Lotus Bank will focus on providing individual service and attention to our target customers, which include local businesses, professionals and individuals. As the employees, officers and directors become familiar with the bank’s customers on an individual basis, the bank will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer. The bank’s products and services will be delivered personally in its office and supported by effective technical and non-technical service delivery systems. Clients will enjoy the convenience of on-site visits by the bank’s business relationship managers, a courier service for non-cash deposits and business consultation services.

•
Financial and information center. Lotus Bank plans to serve as a financial and information center for the community, and will assemble and sponsor professionals to conduct seminars and workshops on a variety of subjects of interest to assist members of our community in developing or enhancing their personal and professional effectiveness. The bank also plans to sponsor periodic luncheons that will bring clients and prospects of complimentary industries together to network and discuss common business interests.

Growth strategies. Because we believe that the growth and expansion of the bank’s operations will be significant factors in our success, Lotus Bank plans to implement the following growth strategies:

•
Capitalize on community orientation. We plan to capitalize on the bank’s position as an independent, locally-owned community bank to attract individuals, professionals and local business customers that may be underserved by larger banking institutions in our market area. We also plan to target Asian-Indian members of the communities in our market areas.

•	Emphasize local decision-making. The bank will emphasize local decision-making by experienced bankers. This will help the bank attract local businesses and service-minded customers.

•
Attract experienced lending officers. Lotus Bank will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately, which we believe will allow the bank to grow much more rapidly than it would if it hired inexperienced lending officers.

•
Small Business Lending. The bank will provide services and capabilities for small-to medium-sized business utilizing SBA-guaranteed long term financing for business acquisition, debt refinancing, working capital, real estate and equipment. Richard S. Gurne has extensive knowledge of small business lending that will enable the bank to customize a loan program to provide adequate funding for the needs of these potential customers.

•
Offer fee-generating products and services. The bank’s range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract its target customers and increase its market share. Lotus Bank will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

Lending services

Lending policy. The bank will offer a full range of lending products, including commercial loans to small- to medium-sized businesses, professionals, and consumer loans to individuals. The bank understands that it will be competing for these loans with competitors who are well established in its primary market area and have greater resources and lending limits. As a result, Lotus Bank may initially have to offer more flexible pricing and terms to attract borrowers. We feel a quick response to credit requests will provide the bank a competitive advantage. Our lending policies, however, do not provide for any loans that are highly speculative, subprime or that have high loan-to-value ratios.

The bank’s loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, an officer with a higher lending limit or the bank’s loan committee will determine whether to approve the loan request. The bank will not make any loans to any of its directors or executive officers unless the board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

Lending limits. The bank’s lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower’s relationship to the bank. In general, however, the bank will be able to loan any one borrower a maximum amount equal to either:

•	15% of the bank’s capital and surplus; or

•	upon a 2/3 vote of the bank’s board of directors, 25% of its capital and surplus.

As the bank’s capital increases or decreases as a result of its earnings or losses, among other reasons, the aggregate dollar amount will fluctuate.

Credit risks. The principal economic risk associated with each category of loans that the bank expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees. The well-established financial institutions in our primary service area are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of the bank’s anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

Real estate loans. Lotus Bank will make commercial real estate loans, construction and development loans and residential real estate loans. The following is a description of each of the major categories of real estate loans that the bank expects to make and the anticipated risks associated with each class of loan.

•
Commercial real estate. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 60 months. Lotus Bank will generally charge an origination fee for its services. The bank generally will require personal guarantees from the principal owners of the property supported by a review by bank management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate in the bank’s market area, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. Another risk includes a concentration of loans to one type of borrower. The bank will limit its risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis, as well as diversifying its loan portfolio.

•
Construction and development loans. Lotus Bank will consider making owner-occupied construction loans with a pre-approved take-out loan. The bank will also consider construction and development loans on a pre-sold basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed industry standards. Speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends, as well as the operation of the property subject to the loan. If the bank has to foreclose on a construction loan, as well as other real estate loans, this could result in other real estate owned by the bank, which is subject to disposal under state law.

•
Residential real estate. The bank’s residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. The bank expects that any long-term fixed rate mortgages will be underwritten for resale to the secondary market. It will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with our appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. Risks associated with residential real estate loans include fluctuations in real estate market value and the financial condition of the obligors. The bank expects that these loan-to-value ratios will be sufficient to compensate for fluctuations in the real estate market and to minimize losses that could result from a downturn in the residential real estate market.

Commercial loans. Lotus Bank expects that loans for commercial purposes in various lines of businesses will be one of the components of the bank’s loan portfolio. The target commercial loan market will be small- to medium-sized businesses. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower’s ability to service the loan from income. The bank will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness. Additional risks associated with commercial loans include job creation trends and the general economy in the bank’s market area.

Consumer loans. Lotus Bank will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 15 years and the rates will generally not be fixed for over 60 months. Risk of repayment of consumer loans depends upon the borrower’s financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans, all of which can result in loans past due. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks and finance companies in the bank’s market.

Composition of portfolio. The following table sets forth management’s estimate of the percentage composition of the bank’s loan portfolio during its first three years of business.
Percentage
Commercial real estate	34.0%
Construction	10.5%
Residential real estate	5.0%
Commercial	18.0%
Consumer (home equity)	26.0%
Consumer (other)	6.5%
Total	100.0%

Investments

In addition to loans, Lotus Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The asset/liability management committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to the bank’s policy as set by its board of directors.

Asset and liability management

The asset/liability management committee will oversee the bank’s assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that the bank will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit services

Lotus Bank will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, NOW accounts, a variety of certificates of deposit, and individual retirement accounts. The bank intends initially to leverage our initial shareholder base, which is expected to be comprised primarily of residents of the bank’s primary service area, into a source of core deposits. In addition, the bank will implement an aggressive marketing program in its primary service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, the bank’s primary service area. Lotus Bank plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

Other banking services

Other anticipated banking services include cashier’s checks, travelers’ checks, direct deposit of payroll and government benefit checks, after-hours depository, bank-by-mail and bank-by-phone, safe deposit boxes, wire transfer services, automated teller machine cards, and debit cards. The bank has received approval from the Michigan OFIS for a courier service to operate in Oakland and Wayne Counties to pick up and deliver items relating to transactions in which deposits are received, checks are paid, or money is lent. The bank plans to become associated with one or more nationwide networks of automated teller machines that its customers will be able to use throughout Michigan and other regions. The bank also plans to offer credit card and merchant card services through a correspondent as an agent for the bank. It also may offer expanded financial services, such as insurance, financial planning, investment and trust services; in each case, if offered, we would expect initially that the bank would do so through strategic partners. The bank does not plan to exercise trust powers and may do so in the future only with prior regulatory approval.

Employees

The bank’s success will depend, in part, on its ability to attract, retain and motivate highly qualified management and other personnel, for whom competition is intense. We expect that Lotus Bank will engage sixteen full-time equivalent employees by the end of its first year of operations. We do not expect that Lotus Bancorp will have any employees who are not also employees of the bank.

MANAGEMENT

General

Our bylaws provide that the board of directors shall consist of not less than one person, the exact number to be determined from time to time by the board. At incorporation, Satish Jasti served as the sole director of Lotus Bancorp. Since that time, the board has been increased to twenty persons, who have been divided into three classes. The election of directors will be staggered so that one-third of the directors are elected at each annual meeting. Class I directors will hold office until the 2007 annual meeting of shareholders. Thereafter, the directors of the first class will serve for a term of three years or until their successors are elected and qualified. Class II directors will hold office until the 2008 annual meeting of shareholders. Thereafter, the directors of the second class will serve for a term of three years or until their successors are elected and qualified. Class III directors will hold office until the 2009 annual meeting of shareholders. Thereafter, the directors of the third class will serve for a term of three years or until their successors are elected and qualified. Our executive officers are appointed by our board of directors and hold office at the board’s discretion.

The proposed bylaws of Lotus Bank provide that the board of directors shall consist of not less than five nor more than twenty-five persons, the exact number to be determined from time to time by the board. The bank’s initial board of directors will be composed of ten persons. Upon the approval of the Michigan OFIS, each of its proposed directors will serve until the first annual meeting of the shareholders of the bank and until their respective successors are chosen and qualify. Thereafter, directors will be elected by Lotus Bancorp, as the sole shareholder of the bank. The executive officers of Lotus Bank are appointed by the board of directors of the bank and hold office at the board’s discretion.

Background of organizers, directors and executive officers

The following is a biographical summary of each of the organizers, directors and executive officers of Lotus Bancorp and Lotus Bank:

Richard E. Bauer is the Chief Financial Officer and Chief Operations Officer of Lotus Bancorp and the proposed Chief Financial Officer and Chief Operations Officer of Lotus Bank. Mr. Bauer has over twenty-three years experience in the financial services industry. For the last twenty-two years, he has been with Fidelity Bank, a full service community bank based in Birmingham, Michigan, where he most recently served as Senior Vice President of Operations. He began his banking career with the Detroit Branch of the Federal Reserve Bank of Chicago, Mr. Bauer holds a bachelor’s degree in finance from Walsh College, and a masters degree in finance from Wayne State University.

Sreenivas D. Cherukuri is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. For the past six years, Mr. Cherukuri has served as Project Manager of RRA Inc., a management consulting company. With seven years of banking and insurance consulting experience, Mr. Cherukuri has a background that spans financial, process, and technology consulting. He was President of Network of Indian Professionals from 2002 to 2003 and was responsible for the revival and growth of the state chapter. Mr. Cherukuri holds a bachelor’s degree from University of Michigan and an MBA/MS degree in economics from Arizona State University. Mr. Cherukuri has been an active community member in Detroit for thirty years.

Vasudev Garlapaty, M.D. is a director of Lotus Bancorp and an organizer of Lotus Bank. Dr. Garlapaty has owned a medical practice in Southgate for twenty-three years. He holds three medical degrees from Gandhi Medical, Royal College of London, Wayne State University and Detroit Medical Center. Dr. Garlapaty has received recognition for services performed at Wyandotte Hospital. As a 28 year resident of the community, Dr. Garlapaty is associated with a number of local organizations including the American Association of Physicians of Indian Origin, Telugu Association of Metro Atlanta, American Telugu Association and Detroit Telugu Association.

Vinaya Gavini, M.D. is a director of Lotus Bancorp and an organizer of Lotus Bank. Dr. Gavini has been actively engaged in pediatric medicine for 28 years, the last thirteen of which have been through Vinaya K. Gavini, MDPC, where he serves as President. A 31 year resident of the community, he has also been active in the business community, opening a desktop publishing business called Laser Printing Services, starting an eCommerce business, and founding eMed Michigan, a software company. Dr. Gavini attended several universities in India and graduated from Mt. Carmel Mercy Hospital in Detroit. He is a member of the Michigan Business and Professional Association, the American Academy of Pediatrics, the Michigan Association of Physicians from India.

Amarnath Gowda is a director of Lotus Bancorp and an organizer of Lotus Bank. Mr. Gowda is an attorney at the Law Offices of Amarnath Gowda in Farmington Hills, where he has practiced since 1991. He is an active member of the Association of Kannada Kootas of America, recently serving as President. He is also a member of the American Society of Engineers of Indian Origin, American Telugu Association, and the Bharathiya Temple. He attended the University of Bangalore in India obtaining his L.L.B. and received his juris doctorate from the University of Detroit. Mr. Gowda is a 20 year resident of the community.

Ravindranath (Ravi) Gullapalli is a proposed director of Lotus Bank. Mr. Gullapalli has served as an Applications Technical Advisor with Wayne State University since 1988. He has a Bachelor of Engineering degree from Anantapur Engineering College, Anantapur, India. Mr. Gullapalli is the owner of Gullapalli Consulting Services LLC, a firm that specializes in information technology consulting for physician offices. He also owns Gullapalli & Co., Hyderabad, India, which is involved in construction of commercial and residential buildings. He was the President of ICAE (Indus Center for Academic Excellence), a non profit academic institute for K-12 students in Metropolitan Detroit from 1998 to 2004. During his tenure at ICAE, the institute’s enrollment grew to 500 from 200 and purchased its own building in 2000 in Southfield, Michigan with donations and financing. He is actively affiliated with the Detroit Telugu Association and Telugu Association of North America. Mr. Gullapalli also served as trustee of the Professional Union at the Wayne State University for six years. Prior to emigrating to the United States in 1984, he was actively involved in family businesses in India, including film distribution and construction.

Richard S. Gurne is the Executive Vice President and Chief Lending Officer of Lotus Bancorp and the proposed Executive Vice President and Chief Lending Officer of Lotus Bank. Mr. Gurne has spent over twenty-five years working in the financial services industry at Michigan National Bank, National Bank of Detroit (f.k.a. First Chicago N.B.D., f.k.a. Bank One), and Tranex Financial, Inc. Most recently, he served from July 2004 to August 2006 as President of Tranex Financial, Inc., a residential mortgage banking company generating over $300 million annually in residential mortgages. Simultaneous with this position he was the proposed Chief Lending Officer for Hantz Bank (in formation), which was proposed to be formed by the Hantz Group, with Tranex Financial, Inc. as its mortgage subsidiary. The application for Hantz Bank was withdrawn in late 2005 by the principals. From 1990 to 2004, Mr. Gurne was employed by the National Bank of Detroit, which ultimately became JPMorgan through a series of acquisitions. He served in numerous capacities at National Bank of Detroit, including Vice President, Portfolio Manager of Consumer Lending. In 1995, he successfully launched and managed a new Small Business Lending program for the National Bank of Detroit. Before joining National Bank of Detroit, he was employed for seven years at Michigan National Bank as Vice President Commerical Lending. Mr. Gurne earned his Bachelor of Science degree in  Finance from Michigan State University.

Sarada Gullapalli, M.D. is a director of Lotus Bancorp and an organizer of Lotus Bank. Dr. Gullapalli is a healthcare provider, who has managed her own practice since 2000. She has twenty years of experience as a physician since earning her MD degree from Guntur Medical College in India and completing her residency in Internal Medicine in Michigan. Dr. Gullapalli has resided in Farmington Hills, Michigan for eleven years and played an active role in the area's Indian community. She is a member of the American College of Physicians, the Michigan Association of Physicians from India and actively affiliated with the Detroit Telugu Association.

Murali Guthikonda, M.D. is a director of Lotus Bancorp and an organizer of Lotus Bank. Dr. Guthikonda is Chairman of the Department of Neurosurgery at Wayne State University School of Medicine and President of University Neurologic Surgeons in Detroit since 2004. Prior to that position, Dr. Guthikonda served as a surgical physician at University Neurologic Surgeons, a position he held beginning in 1993. Dr. Guthikonda obtained his medical degree from Guntur Medical College in India, a neurosurgery training and degree from the University of Vermont, and a fellowship in Skull Base and Vascular Surgery from the University of Cincinnati. He is a member of the American Association of Neurological Surgeons and Wayne County Medical Society. Dr. Guthikonda has been a Detroit area resident for twelve years.

Satish B. Jasti is the President and Chief Executive Officer, and a director, of Lotus Bancorp and the proposed President and Chief Executive Officer, and a proposed director, of Lotus Bank, and has been engaged in organizational activities of the Company and the bank since August 2005. Mr. Jasti has spent over twenty years working in the financial services industry at the Federal Reserve Bank of Chicago, National Bank of Detroit (f.k.a. First Chicago N.B.D., f.k.a. Bank One), Standard Federal Bank, and Key Bank, N.A. Most recently, he served from June 2004 to August 2005 as a Senior Relationship Manager in Commercial Banking for Key Bank, N.A., a $93 billion asset national bank. At Key Bank, he organized and managed the bank’s loan production office in the Tri-County area. He left Key Bank to start organizing Lotus Bancorp, Inc.  From June 2002 to June 2004, he served in various officer capacities, including as First Vice President and Division Manager - Commercial Banking at Standard Federal Bank, N.A. As Division Manager, he led a group of commercial loan officers responsible for 81 middle market relationships having aggregate loan commitments of approximately $250 million. From 1988 to 2002, Mr. Jasti was employed by the National Bank of Detroit, which ultimately became JPMorgan through a series of acquisitions. He served in numerous capacities at National Bank of Detroit, including financial analyst, credit analyst, vice president and Division Manager. Before joining National Bank of Detroit, he was employed for four years at the Federal Reserve Bank of Chicago. He is an active member of several organizations including the American Red Cross, Community Living Services, Inc., Detroit Economic Club, and the Detroit Telugu Association, where he received an award for community service in 2004. Mr. Jasti served as President of Detroit Telugu Association and as director for Community Living Services, Inc., Indo-American Chamber of Commerce, India League of America and American Red Cross, Southeast Michigan Chapter. He earned his Bachelor of Science degree in Business Administration from Wayne State University and his Masters in Business Administration from University of Chicago. Mr. Jasti is an active member of his temple and has served as Associate Treasurer.

Sree Jasti, Ph.D. is a director of Lotus Bancorp and an organizer of Lotus Bank. Dr. Jasti has been a regulatory scientist with BASF Corporation since 1992 and has over eighteen years of industry experience. Dr. Jasti has also served on several chemical industry’s technical committees steering multi-million dollar decisions. A eighteen year resident of the Detroit metropolitan area, she currently holds an affiliation with the American Chemistry Council, the Society of Toxicology, the Detroit Telugu Association, and Polo Fields Golf and Country Club. Dr. Jasti earned her bachelor’s and master’s degrees from Lucknow University, UP, and a doctoral degree in Zoology from Kanpur University, UP in India. She received a Certificate of Merit in her Masters program.

Lynn J. Jerath is a director of Lotus Bancorp and an organizer of Lotus Bank. Since 2003, Ms. Jerath has been President of Bedrock Investments, LLC, a real estate firm in McLean, VA. Prior to that, she was employed for three years by The Carlyle Group in Washington D.C. She received her Bachelor of Science degree in Economics from the University of Pennsylvania, Wharton School where she is an active member of the Alumni Board. There, she also received the Andrew Murphy Fellowship in Real Estate and the William Zucker Award for Outstanding Scholarship in Real Estate. Ms. Jerath is affiliated with the International Center for Research on Women, Urban Land Institute and the Parent Committee of the Country Day School in McLean, Virginia. Ms. Jerath has ten years of experience in real estate and finance, including experience at Goldman Sachs and private equity firms.

Mayur Joshi is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. Since 1995, Mr. Joshi has been a realtor for Max Brock Realtors in West Bloomfield. Last year, he received the Presidents Council of Excellence award from his firm. He is also a business partner in Wixom Welcome, LLC, which owns and operates a Comfort Suites Hotel chain. He has served as a director for Canadian Offset & Screen Printing in its transition towards automation. Mr. Joshi is a member of the National Association of Realtors, Michigan Association of Realtors and MCARR. He holds a biology degree from Concordia University and has resided in the Detroit area for more than eleven years.

Shubha Kolachalam is a director of Lotus Bancorp and an organizer of Lotus Bank. Ms. Kolachalam is the Chief Administrative Officer of the health-care office of Dr. R.B. Kolachalam MDPC, a position she has held since 2001. She has lived in the Oakland county area for more than fifteen years and has been an active member of several non-profit organizations that serve the local community. She is an active member of the Bharatiya Temple Religious Committee, which is responsible for contributions to local soup kitchens, and is on the Executive Board of the Michigan Association of Physicians of Indian Origin auxiliary. She is also an active member of the Detroit Telugu Association. Mrs. Kolachalam holds a degree in political science from Delhi University and also a Diploma in Travel and Tourism from Dorsey Business School.

Venkataramana “Sai” Lingam is a director of Lotus Bancorp and an organizer of Lotus Bank. Since 1994, Dr. Lingam has been Chief of Clinical Affairs at Walter Reuther Psychiatric Hospital in Westland. He is a member of the American Psychiatric Association and Telugu Association of North America. He received his first medical degree from Guntur Medical College in India and took a psychiatric residency at Chicago Medical School. He has lived in the Detroit area for over twenty years.

Jaiminkumar Pandya is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. Mr. Pandya is President and CEO of Kush Enterprises, Inc., a real estate and food service company, a position he has held since 1999. He is currently affiliated with the North American Association of Subway Franchises. Mr. Pandya received his business degree from Sardar Patel University and a structural engineering degree from Wayne State University where he received a Research Excellence Award from the Great Lakes Center for Truck and Transit Research. He is a 14-year resident of the Redford, Michigan area and current resident of Novi area.

Jitendra B. Patel is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. Since 1985, he has been President and Chief Executive Officer of Michigan Inns, Inc., which owns and operates apartment buildings, hotels, office buildings and motels. He has been actively engaged in this field for approximately 26 years. During his professional career, he also assisted in the design and analysis of a nuclear power plant. Mr. Patel has also served as a director of State Bank of Texas since its inception in 1987. During his tenure as director, the bank has been designated as one of the 20 most profitable banks in the United States. He is a founding member of the Board of Trustees of Hindu Temple, Hindu University of USA and also has served as a chairman of Gujarati Samaj. He holds an Master of Science degree in Electrical Engineering from Florida Institute of Technology and a bachelors’ degree from BVM. He has been a resident of the Farmington Hills area for twenty-one years and is a life member of Gujarati Samaj, Hindu Temple, the Asian American Hotel Owners Association, Hindu University and (ASME). Mr. Patel is also licensed by the State of Michigan as a real estate agent.

Natvarlal “Nate” Patel is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. Since 2001, Mr. Patel has been President and founder of ECOM Consultants, Inc., a firm providing technology-based business solutions. He also owns and operates hotels in Michigan and is active among the small business and hotel/motel community. In addition, Mr. Patel has owned and operated small businesses for about 20 years. Mr. Patel received recognition as a Project Management Professional from the Project Management Institute in 1996. Mr. Patel was a director on the board for the Flint Area Convention and Visitors Bureau. He is an active member of several community organizations such as Michigan Minority Business Development Council, Indus Center for Academic Excellence, Gujarati Samaj, and Automation Alley. Mr. Patel received his degrees in civil engineering from M.S. University of Boroda in India and the University of Utah. Mr. Patel has extensive experience in small business, professional staffing, technology-consulting and business management.

Haranath Policherla is a director of Lotus Bancorp and an organizer of Lotus Bank. Dr. Policherla is a practicing neurologist and has lived in the Grosse Pointe area for twenty years. Since 1996, he has been practicing neurology as President of Pointe Neurology, PC in Grosse Pointe Farms, Michigan. He attended S.N. University in Tirupam, India to study medicine, before attending Wayne State University where he majored in neurology and sleep disorders. During his tenure with Bon Secours Hospital, he was recognized as Best Teacher of the Year (1991, 1993). In 2001, Mr. Policherla received a National Citizenship Award from the government of India. He is associated with several medical organizations including the American Academy of Neurology, American Sleep Disorders Association, American Clinical Nerve Society, American Association of Physicians from India, and the American Telugu Association, where he served as a board member and Vice Treasurer since 2003.

Bala A. Setty is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. Since 1980, he has been actively engaged in the private practice of medicine as a solo practitioner specializing in pulmonary medicine. Dr. Setty served as the Chairman of the Board of Trustees for the Michigan Physicians of India in 2005 and served on the Board of Trustees for Oakwood Health Care System from 1995 to 2001, where he was also President of the medical staff for 2 years. He is affiliated with several local organizations, including Michigan State Medical Society, Wayne County Medical Society, American Medical Association, Michigan Association of Physicians of India, and Oakwood Annapolis Hospital. He graduated with a medical degree from JJM Medical College, Mysore University, India, and Post Graduate training in Internal Medicine and a Pulmonary Medicine Fellowship from Wayne State University. Dr. Setty has been a resident of the Bloomfield Hills area for twenty-five years.

Jay Shah is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. From 1994 to 2006, Mr. Shah has been Chief Executive Officer and Chairman of the Board of Spalding DeDecker Associates, a consulting engineering firm located in Detroit. He is past President of the American Consulting Engineers Council of Michigan and was awarded the American Council of Engineering Companies’ 2002 National Community Service Award. Mr. Shah was a finalist in the Ernst & Young Entrepreneur of the Year Awards 2002 and 2003 and was honored for his Outstanding Contribution in Engineering in 2002 by the National Federation of Indian-American Associations. Throughout his professional career, he has received numerous awards and other recognition for his endeavors. He was awarded the 1999 American Dreamer award from Crain's Detroit Business. In 2003, the Michigan Society of Professional Engineers honored him with the Outstanding Engineer in Private Practice. Moreover, in 2005, he was selected for Marquis Who's Who in Finance and Business. He is past Chairman of the Waterford Planning Commission (1987-2002) and currently serves on the Oakland Business Roundtable. Mr. Shah was inducted into the Wayne State College of Engineering, Hall of Fame in 2004, and most recently was appointed by Governor Jennifer Granholm to serve on the Michigan Strategic Fund Board of Directors. After earning a bachelors’ degree in civil engineering in 1969, Mr. Shah attended Wayne State University receiving two graduate degrees in engineering, and subsequently obtained a Masters of Business Administration degree in finance and marketing from the University of Detroit in 1981.

D. Curtis (Curt) Shaneour is a director of Lotus Bancorp and an organizer and proposed director of Lotus Bank. Since 1974, Mr. Shaneour has been President and Chairman of Shane Group, Inc., Hillsdale, Michigan, which owns and operates several diversified businesses. He graduated with a Bachelor of Science degree from Western Michigan University. Mr. Shaneour brings significant banking experience to our board of directors. He served for twenty years as a director of Hillsdale County National Bank. In addition, he served as a vice president of Hillsdale State Savings Bank for approximately six years. Mr. Shaneour has been active in civic activities throughout his adult life both in his individual capacity and through Shane Group, Inc.

Dr. Venkat Talasila is a director of Lotus Bancorp and an organizer of Lotus Bank. Dr. Talasila has been a psychiatric physician in Bay City, Michigan for the past 13 years. He is currently self employed. Previously, he was Chief Executive Officer of Sree Talasila Properties, LLC. Mr. Talasila holds memberships with several organizations including the American Academy of Child and Adolescent Psychiatry, India Association East Central Michigan, and Detroit Telugu Association. He has a M.B.B.S degree from Guntur Medical College and a degree in psychiatry from Wayne State University. He has lived in the community for fifteen years.

Board committees

The board of directors of Lotus Bancorp is not expected to appoint any standing committees, other than the audit committee. However, the board of directors of Lotus Bank will establish loan, asset/liability management, technology and human resources committees. These committees are described below:

Audit committee. The audit committee will monitor management, financial statements, internal and external audit reports, and staff compliance with board policies, laws and regulations. Because the committee will evaluate financial statements, audits, and compliance, its membership will be composed solely of outside directors. To assist it in executing its functions, the committee will have access to its own outside counsel. The authority of the committee shall extend to all entities within the consolidated organizational structure of Lotus Bancorp.

The audit committee will supervise the audit function directly to verify that auditors, internal and external, are independent of management and are objective in their findings. The committee will contract for outside audit services and/or will review audit plans, hire senior audit personnel, set compensation, and evaluate performance of audit personnel. The committee may meet with the outside auditors as necessary to review reports and discuss findings and will monitor management's efforts to correct deficiencies described in an audit or a regulatory examination.

The audit committee will be a vehicle for communicating risk management concerns to the full board of directors. The audit committee will seek to ensure that risk management evaluation functions are independent, because the objective is to evaluate management's ability to manage risk within the policies established by the board of directors. The audit committee will also be responsible for overseeing internal loan review and examination.

The Sarbanes-Oxley Act of 2002 has resulted in the imposition of a number of mandates that may be applicable to the composition of the audit committee. Each of these mandates is discussed below:

•	Audit Committee Member Independence. Each member of an audit committee of a company listed on a national securities exchange must be a director and must be otherwise independent.

•
Responsibilities Relating to Registered Public Accounting Firms. The audit committee must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for us, and each firm must report directly to the audit committee.

•
Procedures for Handling Complaints. The audit committee must establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of these types of concerns.

•	Authority to Engage Advisors. The audit committee must have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties.

•	Funding. We must provide appropriate funding to the audit committee for payment of accounting and other advisors.

In addition, as a result of the Sarbanes-Oxley Act, we will be required to disclose in our annual reports filed with the Securities and Exchange Commission:

•	whether we have at least one “Audit Committee Financial Expert” serving on our audit committee and the name of that expert;

•	whether the audit committee financial expert is “Independent”; and

•	if we have no audit committee financial expert serving on our audit committee, we must state that fact and explain why.

It is expected that the initial members of the audit and compliance committee will be Sreenivas Cherukuri, Ravi Gullapalli, Jayamin Pandya, Jitendra Patel, Bala Setty, and Jay Shah. Ravi Gullapalli will serve as an advisory member of the audit and compliance committee. In accordance with the Sarbanes-Oxley Act, none of the proposed members of the audit and compliance committee are executive officers or 10% shareholders.

None of the proposed members of the audit committee would satisfy the definition of “audit committee financial expert” although all of the proposed members will satisfy the standards for independence established by the NASDAQ Stock Market, Inc. or the New York Stock Exchange.

Although our board has determined that no member of the audit committee satisfies the definition of “audit committee financial expert,” the board of directors believes the members of the audit committee are fully qualified to monitor the performance of management, the public disclosures of our financial condition and performance, our internal accounting operations and our independent auditors. The board’s belief is based upon the members’ experience in owning or operating small businesses, including financial services businesses, where business acumen and financial statement analysis play an integral role. To support the committee’s ability to fulfill its fiduciary duties, the audit committee also has the ability, on its own, to retain independent accountants or other consultants whenever it deems appropriate.

Our board of directors has determined that in order to fulfill all of the functions of a board member and an audit committee member, each member of the board and the audit committee should meet all of the criteria that the board has deemed appropriate for board membership of a locally-owned community banking institution. Accordingly, while it might be possible to recruit a person who meets the qualifications of an “audit committee financial expert,” the board of directors does not intend to nominate someone who does not have all of the experience, attributes and qualifications that we seek.

Loan committee. The loan committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

•	establishing the loan approval system;

•	approving all loans in excess of a predetermined amount;

•	reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

•	engaging, as appropriate, and reviewing the findings of, outsourced credit review consultants;

•	reviewing and responding to all credit issues identified by way of regulatory examinations and outsourced credit review consultants;

•	establishing measurements for adequacy of the loan loss reserve; and

•	reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

It is expected that the initial members of the loan committee will be Sreenivas Cherukuri, Ravi Gullapalli, Satish Jasti, Mayur Joshi, Jayamin Pandya, and Jitendra Patel. Richard Bauer, as the bank’s Chief Financial Officer, Richard S. Gurne as the bank’s Chief Lending Officer, will serve as non-voting members of this committee.

Asset/liability management committee. The principal responsibilities of this committee include:

•	overseeing the bank’s actions relating to interest rate risk and liquidity risks;

•	reviewing management strategies for investment securities activities, deposit programs and lending initiatives;

•	evaluating the bank’s liquidity position and considering the impact of anticipated changes in that position; and

•	approving trading strategies and reviewing positions in securities.

The asset/liability management committee will also be responsible for the bank’s overall investment strategy and asset/liability and investment policy. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions. It is expected that the initial members of the asset/liability management committee will be Satish Jasti, Mayur Joshi, Bala Setty, Curt Shaneour, Jay Shah, and Nate Patel. Richard S. Gurne as the Bank’s Chief Lending Officer and Richard Bauer, as the bank’s Chief Financial Officer, will serve as non-voting members of this committee.

Human resources committee. The human resources committee will recommend to the board of directors the salaries of executive personnel and directors and the policies, terms and conditions of employment of all employees of the bank. The committee will also assist senior management in identifying candidates for available positions and will coordinate efforts with legal counsel to create employee compensation plans, including the granting of stock options. When the bank opens, the committee will be responsible for performance evaluations of senior management and for creating senior management compensation plans. The committee will also review and recommend employee benefit plans, as proposed by management, to the board of directors. It is expected that the initial members of the committee will be Sreenivas Cherukuri, Ravi Gullapalli, Satish Jasti, Jitendra Patel, Nate Patel and Curt Shaneour. Richard Bauer, who will be in charge of the bank’s human resources function, will serve as a non-voting member of this committee.

Director compensation

At this time, we do not expect directors of Lotus Bancorp or Lotus Bank to receive any direct remuneration for serving as holding company or bank directors. We may compensate our directors in the future, but have no plans to do so at this time.

Organizer warrants

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and from draws under a $1.0 million line of credit agreement with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before the bank opens for business, as well as the acquisition cost of certain fixed assets, from draws under the line of credit. Each of our organizers is providing a limited guarantee of up to $60,526.32 on amounts drawn under the line of credit. We expect to incur a total of approximately $980,000 in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 18. We also expect to incur approximately $350,000 in capitalizable costs to purchase furniture, fixtures and equipment before we open for business. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit.

In recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 142,500 warrants to our organizers. Each organizer who has subscribed for at least 7,500 shares of common stock will receive 7,500 warrants. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the bank opens for business.

Executive compensation

Consulting agreements.

Satish Jasti. We have entered into a consulting agreement with Satish Jasti, providing for the payment of $7,500 monthly and an automobile allowance of $750 per month in connection with his activities in organizing Lotus Bancorp and Lotus Bank. In addition, the consulting agreement provides for deferred compensation of $3,000 per month to be accrued for the benefit of Mr. Jasti. However, the deferred compensation is payable only in the event that the bank opens for business by March 31, 2007, at which time the consulting agreement will terminate.

Richard E. Bauer. We have entered into a consulting agreement with Richard Bauer, providing for the payment of $9,167 monthly in connection with his activities in organizing Lotus Bancorp and Lotus Bank. In addition, the consulting agreement provides for deferred compensation of $5,000 to be accrued for the benefit of Mr. Bauer upon the bank’s opening for business, at which time the consulting agreement will terminate.

Richard S. Gurne. We have entered into a consulting agreement with Richard S. Gurne, providing for the payment of $8,750 monthly in connection with his activities in organizing Lotus Bancorp and Lotus Bank.

Mr. Jasti, Mr. Bauer and Mr. Gurne are providing independent advisory and consulting services for Lotus Bancorp in connection with its organizational activities and those of its proposed banking subsidiary, Lotus Bank. These services have included assistance in preparing regulatory applications and obtaining regulatory approvals; directing site development activities, personnel matters and capital raising activities; negotiating contractual arrangements; and performing other tasks necessary or appropriate in connection with the organization of a de novo state bank, at such times and in such a manner as reasonably requested by the organizers.

Employment agreements.

Satish Jasti. We have entered into an employment agreement with Satish Jasti regarding his employment as President and Chief Executive Officer of Lotus Bancorp and Lotus Bank. The agreement will commence when the bank opens for business and continue in effect for a period of three years (with certain exceptions). Thereafter, the agreement will renew automatically unless either party elects to terminate the agreement by sending prior notice to the other party.

Under the terms of the agreement, Mr. Jasti will receive a base salary of $140,000 per year. Following the first year of the agreement, the base salary will be reviewed by the bank’s board of directors and may be increased as a result of that review. Mr. Jasti will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the bank has adopted. Mr. Jasti will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and a monthly automobile allowance of not less than $750. In addition, the bank will provide Mr. Jasti with term life insurance coverage for a term of not less than ten years, as well as country club and business club monthly membership fees up to $600 per month.

Mr. Jasti’s employment agreement also provides that we will grant him options to acquire the greater of 3% of the number of shares of common stock sold in the offering or 33,000 shares at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. To the maximum extent permitted by law, it is expected that these options will be incentive stock options and would vest ratably over a period of three years beginning on the first anniversary of the date that the bank opens for business.

In the event that Mr. Jasti is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Jasti would be entitled to receive a cash lump-sum payment equal to 199% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Jasti’s employment is terminated for any reason other than for cause, the bank will be obligated to pay as severance, an amount equal to one year’s base salary.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of one year following the termination of Mr. Jasti’s employment. If the Company chooses to enforce the noncompetition provisions, Mr. Jasti will be entitled to a payment of $140,000 or his current annual salary, whichever is greater.

Richard E. Bauer. We have entered into an employment agreement with Richard Bauer regarding his employment as Executive Vice President, Chief Financial Officer and Chief Operations Officer of Lotus Bancorp and Lotus Bank. The agreement will commence when the bank opens for business and continue in effect for a period of three years (with certain exceptions). Thereafter, the agreement will renew automatically unless either party elects to terminate the agreement by sending prior notice to the other party.

Under the terms of the agreement, Mr. Bauer will receive a base salary of $110,000 per year. Following the first year of the agreement, the base salary will be reviewed by the bank’s board of directors and may be increased as a result of that review. Mr. Bauer will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the bank has adopted. Mr. Bauer will also receive other customary benefits such as health, dental and life insurance, and membership fees to banking and professional organizations.

Mr. Bauer’s employment agreement also provides that we will grant him options to acquire the greater of 1% of the number of shares of common stock sold in the offering or 11,000 shares at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. To the maximum extent permitted by law, it is expected that these options will be incentive stock options and would vest ratably over a period of three years beginning on the first anniversary of the date that the bank opens for business.

In the event that Mr. Bauer is terminated, or elects to terminate his employment, in connection with a “change of control,” Mr. Bauer would be entitled to receive a cash lump-sum payment equal to 125% of his “base amount” as defined in section 280G of the Internal Revenue Code and, in general, means the executive’s annualized compensation over the prior five-year period. If Mr. Bauer’s employment is terminated for any reason other than for cause, the bank will be obligated to pay as severance, an amount equal to half of one year’s base salary.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of six months following the termination of Mr. Bauer’s employment. If the Company chooses to enforce the noncompetition provisions, Mr. Bauer’s will be entitled to a payment of $55,000 or half of his current annual salary, whichever is greater.

Richard S. Gurne. We have entered into an employment agreement with Richard S. Gurne regarding his employment as Executive Vice President and Chief Lending Officer of Lotus Bancorp and Lotus Bank. The agreement will commence when the bank opens for business and continue in effect for a period of three years (with certain exceptions).

Under the terms of the agreement, Mr. Gurne will receive a base salary of $105,000 per year. Following the first year of the agreement, the base salary will be reviewed by the bank's board of directors and may be increased as a result of that review. Mr. Gurne will be eligible to participate in any executive incentive bonus plan and all other benefit programs that the bank has adopted. Mr. Gurne will also receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations.

Mr. Gurne's employment agreement also provides that we will grant him options to acquire the greater of 1% of the number of shares of common stock sold in the offering or 11,000 shares at an exercise price of $10.00 per share, exercisable within ten (10) years from the date of grant of the options. To the maximum extent permitted by law, it is expected that these options will be incentive stock options and would vest ratably over a period of three years beginning on the first anniversary of the date that the bank opens for business.

In the event that Mr. Gurne is terminated, or elects to terminate his employment, in connection with a "change of control," Mr. Gurne would be entitled to receive a cash lump-sum payment equal to 125% of his "base amount" as defined in section 280G of the Internal Revenue Code and, in general, means the executive's annualized compensation over the prior five-year period. If Mr. Gurne's employment is terminated for any reason other than for cause, the bank will be obligated to pay as severance, an amount equal to half of one year's base salary.

The agreement also generally provides non-competition and non-solicitation provisions that would apply for a period of six months following the termination of Mr. Gurne's employment. If the Company chooses to enforce a noncompetition provisions, Mr. Gurne will be entitled to a payment of $52,500 or, half of his current annual salary, whichever is greater.

We estimate that cash compensation payable to the bank’s executive officers during its first 12 months of operations will total $360,000. We do not currently expect the bank to enter into employment agreements with any of its employees other than Mr. Jasti, Mr. Bauer, and Mr. Gurne; all of its other employees will be employees-at-will serving at the pleasure of the bank’s board of directors.

Stock incentive plan

General. We will maintain a stock incentive plan designed to provide us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by, or performing services for, Lotus Bank or us. The purpose of the plan is to encourage employees and others providing services to us or any affiliate, including the bank, to increase their efforts to make us more successful, to provide an additional inducement for such individuals by providing the opportunity to acquire shares of common stock on favorable terms and to provide a means through which we may attract, encourage and maintain qualified employees.

The plan will have a term of 10 years. The board of directors will reserve 12% of shares for issuance under our stock incentive plan. It is intended that certain options granted under the plan will qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, and other options granted thereunder will be non-qualified stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for us to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at the first annual shareholders’ meeting.

The plan will have a term of ten years and will provide for the issuance of a number of stock options equal to 12% of the total shares of common stock that we issue in the offering. Assuming the issuance of all of the shares reserved for stock options, optionholders would own collectively approximately 132,000 of the outstanding shares, assuming the minimum offering, and approximately 192,000 of the outstanding shares, assuming the maximum offering. The plan will authorize the issuance of options that will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as non-qualified stock options. However, the plan will permit us to issue all of the stock options as incentive stock options. Incentive stock options are eligible for favored tax treatment, while non-qualified stock options do not qualify for such favored tax treatment. In order for us to issue incentive stock options under the plan, the plan must be approved by our shareholders. We expect to ask our shareholders to consider the plan at our first annual shareholders’ meeting. If the plan is not approved by our shareholders, all stock options that have been, or may be, issued under the plan will be treated as non-qualified stock options.

We intend to issue stock options under the plan to Mr. Jasti , Mr. Bauer, and Mr. Gurne in connection with their respective employment agreements or arrangements. We expect that these options will be incentive stock options to the maximum extent permitted by law. See “Management - Executive compensation - Employment agreements,” above. The remainder of the options under the stock incentive plan would be available for issuance at the discretion of our board of directors.

Administration. The plan will be administered initially by the full board of directors, although the administration may, in the future, be delegated to a committee of the full board. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan. The plan will permit the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee will determine, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement that will reflect the terms of the option.

Option terms. The plan will provide for the issuance of incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option.

The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash or, upon conditions established by the committee, by delivery of shares of our common stock that had been owned by the participant for at least six months prior to the date of exercise.

The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant’s employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

Termination of options. The terms of a particular option agreement may provide that the options will terminate, among other reasons, upon the holder’s termination of employment or other status with us, upon a specified date or upon the holder’s death or disability. A stock option agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above. The stock incentive plan will provide that Lotus Bank’s primary federal regulator may require holders of stock options to exercise or forfeit such options if the bank’s capital falls below minimum requirements.

Recapitalizations and reorganizations. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

Amendment and termination of the plan. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board’s action may not adversely affect the rights of a holder of a stock option without the holder’s consent.

Federal income tax consequences. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

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Incentive stock options. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and we will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and we will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

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Non-qualified stock options. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and we will then be entitled to a corresponding deduction. Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.

Security ownership of management

The table below sets forth the following information for each of our organizers, directors and executive officers:

•	his or her age as of March 31, 2006;

•	the number of shares of common stock he or she expects to purchase in the offering;

•	the number of shares of common stock he or she expects to own beneficially upon completion of the offering; and

•	the percentage that the number of shares beneficially owned bears to the minimum and maximum number of shares to be sold in the offering.

The number of shares indicated in the table as beneficially owned, and the percentage ownership information, is based on “beneficial ownership” concepts as defined by the federal securities laws. In general, beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. In addition, this table reflects organizer warrants and shareholder warrants, which will be exercisable upon issuance. The table does not reflect employee stock options that may be granted to a particular executive officer because employee stock options will not vest, in any part, prior to one year following the date the bank opens for business. The addresses of each of our organizers, directors and executive officers is the same as our address.

Name (Age)	Number of shares subscribed for	Number of shares beneficially owned	Percentage of minimum offering(6)	Percentage of maximum offering(7)
Bauer, Richard E. (47)	0	0(5)	*	*
Cherukuri, Sreenivas (36)	12,500	22,500(1)(2)	2.03%	1.40%
Garlapaty, Vasudev (61)	13,000	23,100(1)(2)	2.08%	1.43%
Gavini, Vinaya (59)	75,000	97,500(1)(2)	8.69%	6.01%
Gowda, Amarnath (52)	10,000	19,500(1)(2)	1.76%	1.21%
Gullapalli, Sarada (57)	10,000	19,500(1)(2)	1.76%	1.21%
Gullapalli, Ravindranath (57)	10,000	12,000 (2)	1.09%	*
Gurne, Richard S. (51)	0	0(5)	*	*
Guthrikonda, Murali (55)	10,000	19,500(1)(2)	1.76%	1.21%
Jasti, Satish (46)	25,000(3)	37,500(2)(3)(4)	3.38%	2.32%
Jasti, Sree (43)	25,000(3)	37,500(1)(2)(3)	3.38%	2.32%
Jerath, Lynn (32)	13,000	23,100(1)(2)	2.08%	1.43%
Joshi, Mayur (52)	13,000	23,100(1)(2)	2.08%	1.43%
Kolachalam, Shubha (44)	15,000	25,500(1)(2)	2.30%	1.58%
Lingam, V.S. (51)	20,000	31,500(1)(2)	2.83%	1.95%
Pandya, Jai (39)	13,000	23,100(1)(2)	2.08%	1.43%
Patel, Nate (47)	15,000	25,500(1)(2)	2.30%	1.58%
Patel, Jitendra (61)	62,000	81,900(1)(2)	7.31%	5.06%
Policherla, Haranath (48)	15,000	25,500(1)(2)	2.30%	1.58%
Setty, Bala (57)	10,000	19,500(1)(2)	1.76%	1.21%
Shah, Jay (59)	13,000	23,100(1)(2)	2.08%	1.43%
Shaneour, Curt (73)	10,000	19,500(1)(2)	1.76%	1.21%
Talasila, Venkat (54)	13,000	23,100(1)(2)	2.08%	1.43%
All organizers, directors, and executive officers, as a group (23 persons)	377,500	595,500	45.18%	32.76%

* Represents less than 1.0% of the offering.

Notes to beneficial ownership table

(1)	Includes organizer warrants to acquire 7,500 shares of common stock per organizer unless otherwise noted.
(2)	Includes shareholder warrants to acquire one share for each five shares purchased in the offering.
(3)	Represents 5,000 shares of stock to be owned jointly by Satish Jasti and Sree Jasti, Mr. Jasti’s spouse, and 20,000 shares to be owned of record by an IRA for the benefit of Satish Jasti.
(4)	Does not include options to purchase the greater of 33,000 shares or 3% of shares of common stock purchased in the offering.
(5)	Does not include options to purchase the greater of 11,000 shares or 1% of shares of common stock purchased in the offering.
(6)	Based on 1,100,000 shares of stock outstanding, plus the organizer and initial shareholder warrants beneficially held by the person or the group, as applicable.
(7)	Based on 1,600,000 shares of stock outstanding, plus the organizer and initial shareholder warrants beneficially held by the person or the group, as applicable.

RELATED PARTY TRANSACTIONS

We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

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in the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	in the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	in the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated. Each of these transactions was approved by majority of the independent directors of Lotus Bancorp, Inc. having full access to legal counsel:

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Organizational expenses. Our operations to date have been funded through advances made by each of our organizers and through draws under a line of credit extended to us by The Bankers Bank, in connection with which our organizers have provided limited guarantees. In the event that the bank opens for business, we also intend to issue warrants to our organizers for the amounts placed “at risk” as a result of the direct cash advances and limited guarantees of the pre-opening line of credit.

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Consulting and employment agreements. We have entered into consulting agreements with Satish Jasti, Richard Bauer, and Richard Gurne, each of whom are actively involved in directing the organizational and pre-opening activities of Lotus Bancorp and Lotus Bank.  Mr. Jasti is a proposed director and executive officer of the bank. Both Mr. Bauer and Mr. Gurne are proposed executive officers of the bank.  Lotus Bancorp will employ Mr. Jasti, Mr. Bauer, and Mr. Gurne under employment agreements when the bank opens for business. The agreements are discussed more fully in the section titled “Management - Executive compensation - Employment agreements,” beginning on page 37.

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Real estate. Organizer Mayur Joshi is a real estate agent with Max Brook Realtors and represented Lotus Bank in a transaction to acquire real estate for the site of the bank. Max Brook Realtors will receive a three percent (3%) commission on the sale of the real estate. Mr. Jasti also represented Lotus Bank in the lease negotiated for 45650 Grand River Avenue, Novi, Michigan, where organizational activities are currently being conducted. Max Brooks Realtors will receive a three percent (3%) commission of the total yearly amount of the lease. Mr. Joshi will receive a portion of both these commissions, which will be determined at the end of the 2006 calendar year.

Our board of directors believes that each of the above-described transactions is on terms no less favorable than could have been obtained from an unrelated third party.

DESCRIPTION OF COMMON STOCK

The following discussion summarizes some of the important rights of our shareholders. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the Michigan Business Corporation Act and our articles of incorporation and bylaws.

General

Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 7,500,000 shares of common stock, of which at least 1,100,000 shares will be issued in this offering. In connection with our incorporating activities, we issued one share of our common stock to Satish Jasti at a cost of $10.00 per share, the initial offering price. We intend to retire the unregistered share issued to Mr. Jasti in connection with this offering.

In addition, we have reserved a total of 12% shares for issuance under our stock incentive plan. Assuming the issuance of all of the shares reserved for stock options, optionholders would own collectively approximately 132,000 of the outstanding shares, assuming the minimum offering, and approximately 192,000 of the outstanding shares, assuming the maximum offering. Similarly, a number of shares equal to the number of organizer and initial shareholder warrants will be reserved for issuance upon the exercise of warrants to be granted to our organizers and initial shareholders after we open for business. We expect to issue 142,500 organizer warrants when we open for business, and we will also issue to each initial shareholder warrants allowing an initial shareholder to purchase one share of common stock for every five shares that he or she purchases in the offering.

Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 500,000 shares of preferred stock. No shares of preferred stock are issued and outstanding as of the date of this prospectus, and our board of directors does not expect to issue any preferred stock in connection with the offering or in the foreseeable future. Any series of preferred stock would have the rights, qualifications, limitations or restrictions designated by the board of directors at the time of issuance.

All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as, and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any preemptive right to acquire any authorized but unissued shares of our capital stock. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be validly issued, fully paid and non-assessable.

Authorized but unissued shares

The authorized but unissued shares of our common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of our corporation by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of management and possibly deprive the shareholders of opportunities to sell their shares of common stock for prices higher than prevailing market prices.

Warrants

To date, we have funded our organizational and pre-opening expenses from direct cash advances made by our organizers and from draws under a $1.0 million line of credit agreement with The Bankers Bank. We intend to fund any additional organizational and other pre-opening expenses incurred before the bank opens for business, as well as the acquisition cost of certain fixed assets, from draws under the line of credit. Each of our organizers is providing a limited guarantee of up to $60,526.32 on amounts drawn under the line of credit. We expect to incur a total of approximately $898,998 in organizational and other pre-opening expenses. These expenses are described more fully in the section titled “Use of proceeds - Organizational expenses,” beginning on page 18. We also expect to incur approximately $238,643 in capitalizable costs before we open for business. In the event that we do not open, our organizers will bear the risk of loss with respect to any direct cash advances that have not been repaid and may be pursued by The Bankers Bank with respect to any funds advanced under the pre-opening line of credit.

In recognition of the substantial financial risks undertaken by the members of our organizing group, we intend to grant an aggregate of 142,500 warrants to our organizers. Each organizer who has subscribed for at least 7,500 shares of common stock will receive 7,500 warrants. These warrants will be exercisable at a price of $10.00 per share, the initial offering price, and may be exercised within ten years of the date that the bank opens for business. In the event that our organizational and pre-opening expenses exceed the amounts that we have projected and our organizers are required to advance or guarantee additional amounts, our board of directors, in its discretion, may increase the number of warrants issuable to any organizer to reflect the additional amounts that the organizer has placed “at risk” in connection with the organization of Lotus Bancorp and Lotus Bank.

In addition to the organizer warrants, each of our initial shareholders will receive warrants in recognition of the additional financial risk of investing in Lotus Bancorp from inception. Each initial shareholder will receive warrants to purchase one share of common stock for every five shares that he or she purchases in the offering. For example, if an investor purchases 6,000 shares of our common stock in this offering, he will receive warrants to purchase an additional 1,200 shares of our common stock. The initial shareholder warrants will vest on the date the bank opens for business and will expire three years later. Initial shareholder warrants are exercisable at a price of $12.50 per share.

Organizer and initial shareholder warrants to purchase fractional shares will not be issued. Instead, we will round down to the next whole number in calculating the number of warrants to issue to any shareholder. Holders of warrants will be able to profit from any rise in the market price of our common stock over the exercise price of the warrants because they will be able to purchase shares of our common stock at a price that is less than the then current market value. If the bank’s capital falls below the minimum level required by the FDIC, we may be directed to require the holders to exercise or forfeit their warrants.

Dividends

Because, as a holding company, we will initially conduct no material activities other than holding the common stock of Lotus Bank, our ability to pay dividends will depend on the receipt of dividends from the bank. Initially, we expect that the bank will retain all of its earnings to support its operations and to expand its business. Additionally, Lotus Bancorp and Lotus Bank are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and the need to retain and build capital, neither Lotus Bancorp nor Lotus Bank has any plans to pay dividends until we become profitable and recover any losses incurred during our initial operations. The payment of future dividends and the dividend policies of Lotus Bancorp and Lotus Bank will depend on our earnings, capital requirements and financial condition, as well as other factors that our respective boards of directors consider relevant. See “Supervision and Regulation” beginning on page 46 for additional discussion of legal and regulatory restrictions on the payment of dividends.

Selected provisions of our articles of incorporation and bylaws

Protective provisions. Certain provisions of our articles of incorporation and bylaws highlighted below may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management. These provisions:

•	enable our board of directors to issue, from time to time and at its discretion, any authorized but unissued shares of our common stock;

•
enable our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at the meeting;

•
establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors;

•	allow our board of directors or the President of the bank to call special meetings of shareholders of the bank; and

•	establish tiered three-year terms for our board of directors, with shareholders electing one-third of the board of directors at each annual meeting.

Although our bylaws do not give our board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to us and our shareholders.

Indemnification. Our articles of incorporation provide generally that we shall indemnify and hold harmless each of our directors and executive officers and may indemnify any other person acting on our behalf in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. For example, we will not indemnify any person from or against expenses, liabilities, judgments, fines, penalties or other payments resulting from matters for which the person is determined to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless and only to the extent that a court shall determine indemnification to be fair despite the adjudication of liability.

In addition, to the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Liquidation. In the unlikely event of the complete liquidation or dissolution of the Lotus Bancorp, our assets would be available for distribution in cash or in kind, after payment or provision for payment of: (i) all of our debts and liabilities, (ii) any accrued dividend claims and (iii) liquidation preferences of any serial preferred stock that may be issued in the future. Because we are a holding company, our right to participate in any distribution of assets from the bank upon its liquidation or reorganization or otherwise would be subject to the prior claims of its creditors (including depositors of the bank).

Limitation of liability. Our articles of incorporation limit the personal liability of our directors and officers in actions brought on our behalf or on behalf of our shareholders for monetary damages as a result of a director’s or officer’s acts or omissions while acting in a capacity as a director or officer, with certain exceptions. Consistent with the Michigan Business Corporation Act, as amended, our articles of incorporation do not limit the personal liability of our directors and officers in connection with

•	the amount of financial benefit receive by a director in a transaction where the director was not entitled to receive the benefit;

•	the intentional infliction of harm on the corporation or its shareholders;

•	a violation of section 551 of the Michigan Business Corporation Act; or

•	an intentional criminal act.

Our articles of incorporation also contain a provision that, in the event that Michigan law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors or eliminating or limiting the personal liability of officers, the liability of a director or officer of the corporation will be eliminated or limited to the fullest extent permitted by law. Our articles of incorporation do not eliminate or limit our right or the right of our shareholders to seek injunctive or other equitable relief not involving monetary damages.

Shares eligible for future sale

Upon completion of the offering, we will have between 1,100,000 and 1,600,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except our “affiliates” must comply with the resale limitations of Rule 144 under the Securities Act. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, Lotus Bancorp. Affiliates of a company generally include its directors, executive officers and principal shareholders.

In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	1% of the outstanding shares of common stock; or

•	the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about us. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

SUPERVISION AND REGULATION

Banking is a complex, highly regulated industry. Consequently, the growth and earnings performance of Lotus Bancorp and Lotus Bank can be affected, not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve, the FDIC, the Michigan OFIS, the Internal Revenue Service and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress has created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to Lotus Bancorp and Lotus Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds, the bank’s depositors and the public, rather than the shareholders and creditors. The following is an attempt to summarize some of the relevant laws, rules and regulations governing banks and bank holding companies, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies. The descriptions are qualified in their entirety by reference to the specific statutes and regulations discussed.

Lotus Bancorp, Inc.

General. Upon our acquisition of all of the capital stock of Lotus Bank following receipt of Federal Reserve approval, we will be a bank holding company registered with, and subject to regulation by, the Federal Reserve under the “Bank Holding Company Act of 1956, as amended” (Bank Holding Company Act). The Bank Holding Company Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

In accordance with Federal Reserve policy, we are expected to act as a source of financial strength to the bank and commit resources to support the bank. This support may be required under circumstances when we might not be inclined to do so absent this Federal Reserve policy. As discussed below, we could be required to guarantee the capital plan of the bank if it becomes undercapitalized for purposes of banking regulations.

Certain acquisitions. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than five percent of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below. As a result of the Patriot Act, which is discussed below, the Federal Reserve is also required to consider the record of a bank holding company and its subsidiary bank(s) in combating money laundering activities in its evaluation of bank holding company merger or acquisition transactions.

Under the Bank Holding Company Act, if adequately capitalized and adequately managed, any bank holding company located in Michigan may purchase a bank located outside of Michigan. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Michigan may purchase a bank located inside Michigan. In each case, however, restrictions currently exist on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits.

Change in bank control. Subject to various exceptions, the Bank Holding Company Act and the “Change in Bank Control Act of 1978,” together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to Lotus Bancorp, control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities.

Permitted activities. Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

•	providing financial, investment or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, Lotus Bank and any other depository institution subsidiary that we may own at the time must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, the Company would be required to file an election with the Federal Reserve to become a financial holding company and to provide the Federal Reserve with 30 days’ written notice prior to engaging in a permitted financial activity. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. The Federal Reserve serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. We currently have no plans to make a financial holding company election.

Sound banking practice. Bank holding companies are not permitted to engage in unsound banking practices. For example, the Federal Reserve’s Regulation Y requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. As another example, a holding company could not impair its subsidiary bank’s soundness by causing it to make funds available to non-banking subsidiaries or their customers if the Federal Reserve believed it not prudent to do so.

The “Financial Institutions Reform, Recovery and Enforcement Act of 1989” (FIRREA) expanded the Federal Reserve’s authority to prohibit activities of bank holding companies and their non-banking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations. FIRREA increased the amount of civil money penalties which the Federal Reserve can assess for activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1,000,000 for each day the activity continues. FIRREA also expanded the scope of individuals and entities against which such penalties may be assessed.

Anti-tying restrictions. Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Dividends. Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudence, Lotus Bancorp, a bank holding company, generally should not maintain a rate of distributions to shareholders unless its available net income has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. In addition, we are subject to certain restrictions on the making of distributions as a result of the requirement that the bank maintain an adequate level of capital as described below. As a Michigan corporation, we are restricted under the Michigan Business Corporation Act from paying dividends under certain conditions. Please see the section titled “Description of Common Stock - Dividends” beginning on page 43 for further information regarding the laws and regulations affecting our ability to pay dividends.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with certain accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

The Sarbanes-Oxley Act includes specific additional disclosure requirements, requires the Securities and Exchange Commission and national securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the Securities and Exchange Commission. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

We anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the regulations that have been promulgated to implement the Sarbanes-Oxley Act, particularly those regulations relating to the establishment of internal controls over financial reporting.

Lotus Bank

The organizers of Lotus Bank received approval as a bank in organization from the Michigan OFIS, and they have received prelimary approval from the FDIC for federal deposit insurance. These approvals will be subject to certain conditions including, among others, that we raise not less than $10 million in capital and complete a satisfactory pre-opening examination. In addition, the bank expects to be required to develop and submit all of its operating policies and procedures for the review of the FDIC and Michigan OFIS, including those related to Bank Secrecy Act compliance, Privacy of Consumer Financial Information and Fair Lending.

Upon receipt of final approval from Michigan OFIS and FDIC, Lotus Bank will be subject to various requirements and restrictions under the laws of the United States, and to regulation, supervision and regular examination by the Michigan OFIS and the FDIC, as the insurer of certain deposits. The bank will be required to file reports with the Michigan OFIS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. The regulators have the power to enforce compliance with applicable banking statutes and regulations. These regulations include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged on loans, and restrictions relating to investments and other activities of the bank.

Branching and interstate banking. Under current Michigan law, banks are permitted to establish branch offices throughout Michigan with prior regulatory approval. In addition, with prior regulatory approval, banks are permitted to acquire branches of existing banks located in Michigan. Finally, banks generally may branch across state lines by merging with banks or by purchasing a branch of another bank in other states if allowed by the applicable states’ laws. Michigan law, with limited exceptions, currently permits branching across state lines through interstate mergers or by purchasing a branch of another bank. Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Michigan law currently permits de novo branching into the state of Michigan on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch in Michigan only if its home state has also elected to permit de novo branching into that state.

Deposit insurance assessments. Banks must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a higher risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution’s risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. The bank’s deposit insurance assessments may increase or decrease depending on the risk assessment classification to which we are assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the bank’s earnings.

Expanded financial activities. The “Gramm-Leach-Bliley Financial Services Modernization Act of 1999,” expands the types of activities in which a holding company or national bank may engage. Subject to various limitations, the act generally permits holding companies to elect to become financial holding companies and, along with national banks, conduct certain expanded financial activities related to insurance and securities, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency activities; merchant banking activities; and activities that the Board of Governors of the Federal Reserve has determined to be closely related to banking. The Gramm-Leach-Bliley Act also provides that state-chartered banks meeting the above requirements may own or invest in “financial subsidiaries” to conduct activities that are financial in nature, with the exception of insurance underwriting and merchant banking, although five years after enactment, regulators will be permitted to consider allowing financial subsidiaries to engage in merchant banking. Banks with financial subsidiaries must establish certain firewalls and safety and soundness controls, and must deduct their equity investment in such subsidiaries from their equity capital calculations. Expanded financial activities of financial holding companies and banks will generally be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators, and insurance activities by insurance regulators. Under Section 487.14101 of the Michigan Banking Code, a Michigan state-chartered bank, upon satisfying certain conditions, may generally engage in any activity in which a national bank can engage. Accordingly, a Michigan state-chartered bank generally may engage in certain expanded financial activities as described above. The bank currently has no plans to conduct any activities through financial subsidiaries.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within its jurisdiction, the FDIC shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on us. Because the bank’s aggregate assets upon organization will be less than $250 million, under the Gramm-Leach-Bliley Act, it will be subject to a Community Reinvestment Act examination only once every 60 months if we receive an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if its rating is less than satisfactory. Additionally, the bank must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other regulations. Interest and other charges collected or contracted for by the bank will be subject to state usury laws and federal laws concerning interest rates. The bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal “Truth-In-Lending Act,” governing disclosures of credit terms to consumer borrowers;

•
the “Home Mortgage Disclosure Act of 1975,” requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the “Equal Credit Opportunity Act,” prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the “Fair Credit Reporting Act of 1978,” governing the use and provision of information to credit reporting agencies;

•	the “Fair Debt Collection Act,” governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The deposit operations of Lotus Bank will be subject to:

•
the “Right to Financial Privacy Act,” which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•
the “Electronic Funds Transfer Act” and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Dividends. Lotus Bank is restricted under Michigan law for declaring and paying dividends under certain circumstances, including: (i) if the bank’s surplus following the dividend is less than 20% of its capital; (ii) if the proposed dividend exceeds its net income, after deducting its losses and bad debts, (iii) if the dividend would be paid from the capital or surplus of the bank. In addition, if the bank’s surplus is less than its capital, before the bank may declare or pay a dividend, it will be required to transfer to surplus not less than 10% of its net income over the preceding six months (in the case of a quarterly or semiannual dividend), or not less than 10% of its net income over the preceding two consecutive six-month periods (in the case of an annual dividend).

In addition, under FDICIA, the bank may not pay any dividend if the payment of the dividend would cause it to become “undercapitalized” or in the event the bank is “undercapitalized.” The FDIC may further restrict the payment of dividends by requiring that the bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the FDIC, the bank is engaged in an unsound practice (which could include the payment of dividends), the FDIC may require, generally after notice and hearing, that the bank cease such practice. The FDIC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the FDIC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings.

Check Clearing for the 21st Century Act. On October 28, 2003, President Bush signed into law the “Check Clearing for the 21st Century Act,” also known as “Check 21.” The new law, which became effective on October 28, 2004, gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•	legalizing substitutions for and replacements of paper checks without agreement from consumers;

•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•
requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

We expect that this legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

Capital adequacy. The Federal Reserve monitors the capital adequacy of bank holding companies, such as Lotus Bancorp, and the FDIC and the Michigan OFIS will monitor the capital adequacy of Lotus Bank. The federal bank regulators use a combination of risk-based guidelines and leverage ratios to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and when conducting supervisory activities related to safety and soundness. The risk-based guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $500 million or more and, generally, on a bank-only basis for bank holding companies with less than $500 million in consolidated assets. Each insured depository subsidiary of a bank holding company with less than $500 million in consolidated assets is expected to be “well-capitalized.”

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies with assets of $500 million or more. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other bank holding companies with assets of $500 million or more generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies of such size experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities. The Federal Reserve and the FDIC recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies’ determination of a banking institution’s capital adequacy.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and their holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

FDIC regulations will require us to maintain three minimum capital standards: (i) a Tier 1 capital to adjusted total assets ratio, or “leverage capital ratio,” of at least 4% (3% for banks receiving the highest CAMELS rating), a Tier 1 capital to risk-weighted assets ratio, or “Tier 1 risk-based capital ratio,” of at least 4% and a total risk-based capital to risk-weighted assets ratio, or “total risk-based capital ratio,” of at least 8%. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. In addition, the prompt corrective action standards discussed below, in effect, increase the minimum regulatory capital ratios for banking organizations.

The risk-based capital standards for banks require the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% assigned by the FDIC based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business.

Prompt corrective action regulations. Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized banks. For this purpose, a bank is placed in one of the following five categories based on the bank's capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, banking regulator must appoint a receiver or conservator for an institution that is “critically undercapitalized.” The federal banking agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an “undercapitalized” subsidiary’s assets at the time it became “undercapitalized” or the amount required to meet regulatory capital requirements. An “undercapitalized” institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

Restrictions on transactions with affiliates and loans to insiders. Lotus Bancorp and Lotus Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, as such provisions are made applicable to state non-member banks by Section 18(i) of the Federal Deposit Insurance Act. These provisions place limits on the amount of:

•	the bank’s loans or extensions of credit to affiliates;

•	the bank’s investment in affiliates;

•	assets that the bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	the bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of the bank’s capital and surplus and, as to all affiliates combined, to 20% of its capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The bank must also comply with other provisions designed to avoid the taking of low-quality assets.

Lotus Bancorp and Lotus Bank are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit the bank from engaging in any transaction with an affiliate unless the transaction is on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

The bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions’ own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

Anti-terrorism legislation. In the wake of the tragic events of September 11th, on October 26, 2001, the President signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Also known as the “Patriot Act,” the law enhances the powers of the federal government and law enforcement organizations to combat terrorism, organized crime and money laundering. The Patriot Act significantly amends and expands the application of the Bank Secrecy Act, including enhanced measures regarding customer identity, new suspicious activity reporting rules and enhanced anti-money laundering programs.

Under the Patriot Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•	to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

•
to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

•
to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•	to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

Under the Patriot Act, financial institutions must also establish anti-money laundering programs. The Patriot Act sets forth minimum standards for these programs, including: (i) the development of internal policies, procedures and controls; (ii) the designation of a compliance officer; (iii) an ongoing employee training program; and (iv) an independent audit function to test the programs.

In addition, the Patriot Act requires the bank regulatory agencies to consider the record of a bank in combating money laundering activities in their evaluation of bank merger or acquisition transactions. Regulations proposed by the U.S. Department of the Treasury to effectuate certain provisions of the Patriot Act provide that all transaction or other correspondent accounts held by a U.S. financial institution on behalf of any foreign bank must be closed within 90 days after the final regulations are issued, unless the foreign bank has provided the U.S. financial institution with a means of verification that the institution is not a “shell bank.” Proposed regulations interpreting other provisions of the Patriot Act are continuing to be issued.

Under the authority of the Patriot Act, the Secretary of the Treasury adopted rules increasing the cooperation and information sharing among financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under these rules, a financial institution is required to:

•
expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network (“FinCEN”);

•	notify FinCEN if an account or transaction is identified;

•	designate a contact person to receive information requests;

•
limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

•	maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

Under the rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution: (i) notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution; (ii) takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN; (iii) limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Secrecy Act; and (iv) maintains adequate procedures to protect the security and confidentiality of the information. Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

The Secretary of the Treasury also adopted a rule intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the rule, financial institutions: (i) are prohibited from providing correspondent accounts to foreign shell banks; (ii) are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account; (iii) must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the United States designated to accept services of legal process; (iv) must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

Proposed legislation and regulatory action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of governmental monetary policies. The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the Federal Reserve. Some of the instruments of fiscal and monetary policy available to the Federal Reserve include changes in the discount rate on member bank borrowings, the fluctuating availability of borrowings at the “discount window,” open market operations, the imposition of and changes in reserve requirements against banks’ deposits and assets of foreign branches, the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates that banks may pay on time and savings deposits. Such policies influence to a significant extent the overall growth of bank loans, investments, and deposits and the interest rates charged on loans or paid on time and savings deposits. We cannot predict the nature of future fiscal and monetary policies and the effect of such policies on the future business and our earnings.

All of the above laws and regulations add significantly to the cost of operating Lotus Bancorp and Lotus Bank and thus have a negative impact on our profitability. We would also note that there has been a tremendous expansion experienced in recent years by certain financial service providers that are not subject to the same rules and regulations as Lotus Bancorp and Lotus Bank. These institutions, because they are not so highly regulated, have a competitive advantage over us and may continue to draw large amounts of funds away from traditional banking institutions, with a continuing adverse effect on the banking industry in general.

LEGAL MATTERS

In connection with this offering, Clark Hill PLC has been engaged as special counsel for the sole purpose of issuing a legal opinion limited to the validity of the shares of common stock offered by this prospectus and the organizer and shareholder warrants to be issued by Lotus Bancorp.

EXPERTS

Our financial statements as of December 31, 2005 and March 31, 2006, for the three months ended March 31, 2006 and for the periods from inception to December 31, 2005 and March 31, 2006, included in this prospectus have been included in reliance on the report of UHY LLP, Independent Registered Public Accounting Firm, given on the authority of that firm as experts in accounting and auditing.

LEGAL PROCEEDINGS

There are no material legal proceedings pending or, to our knowledge, threatened against Lotus Bancorp and Lotus Bank.

REPORTS TO SHAREHOLDERS

Upon the effective date of the registration statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2006 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if, at the beginning of the year, our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. While we have discussed what we believe to be the material terms of the accompanying exhibits and schedules, this prospectus does not include a description of all of the information contained in the registration statement and the accompanying exhibits and schedules. For further information about us and our common stock, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We have filed or will file various regulatory applications with the FDIC, the Michigan OFIS and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related registration statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, Michigan OFIS, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

Lotus Bancorp, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lotus Bancorp, Inc.

We have audited the accompanying balance sheet of Lotus Bancorp, Inc. (a Company in the development stage) as of December 31, 2005, and the related statements of operations, stockholder’s equity (deficit), and cash flows for the period of January 1, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lotus Bancorp, Inc. (a Company in the development stage) as of December 31, 2005 and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

Southfield, Michigan
May 23, 2006, except for second paragraph of Footnote 8 which is July 5, 2006

LOTUS BANCORP, INC.
(A Company in the Development Stage)
BALANCE SHEET

	December 31,	(Unaudited)
	2005	March 31, 2006

ASSETS

CURRENT ASSETS
Cash	$68,867	$5,385
Deposit	25,000	-

Total assets	$93,867	$5,385

LIABILITIES AND STOCKHOLDER'S
EQUITY (DEFICIT)

CURRENT LIABILITIES
Accrued Expenses	$47,414	$32,129
Bank line of credit	-	15,500
Advances from organizers	189,990	189,990

Total current liabilities	$237,404	$237,619

STOCKHOLDER'S EQUITY (DEFICIT)

Common stock - $ 0.01 par value;
authorized - 60,000 shares;
issued and outstanding - 1 share	$-	$-
Paid in capital	10	10
Accumulated deficit during
development stage	(143,547)	(232,244)

Total stockholder's equity (deficit)	(143,537)	(232,234)

Total liabilities and stockholder's
equity (deficit)	$93,867	$5,385

See notes to financial statements.

LOTUS BANCORP, INC.
(A Company in the Development Stage)
STATEMENTS OF OPERATIONS

	Period from January 1, 2005 (inception) to December 31, 2005	(Unaudited) Quarter Ended March 31, 2006	(Unaudited) Period from January 1, 2005 (inception) to March 31, 2006

Total Revenue-
Interest	$1,711	$-	$1,711

Operating Expenses
Continuing Fees	116,768	35,554	152,322
Legal and Professional	23,648	44,198	67,846
General and Administration	4,842	3,945	8,787
Filing	-	5,000	5,000

Total Operating Expenses	$145,258	$88,697	$233,955

Loss Before
Income Taxes	(143,547)	(88,697)	(232,244)

Income Taxes	-	-	-

Net loss	$(143,547)	$(88,697)	$(232,244)

Net loss per share	$(143,547)	$(88,697)

See notes to financial statements.

LOTUS BANCORP, INC.
(A Company in the Development Stage)
STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
Period from January 1, 2005 (inception) and for the Three months ended March 31, 2006

		Deficit Accumulated
	Common Stock and	During the Development
	Paid in Capital	Stage	Total

Balance at January 1, 2005 (inception)	$-	$-	$-

Issuance of 1 share Common Stock	10	-	10

Net Loss for the period	-	(143,547)	(143,547)

Balance at December 31, 2005	10	(143,547)	(143,537)

Net loss for the three months ended
March 31, 2006 (unaudited)	-	(88,697)	(88,697)

Balance at March 31, 2006 (unaudited)	$10	$(232,244)	$(232,234)

See notes to financial statements.

LOTUS BANCORP, INC.
(A Company in the Development Stage)
STATEMENT OF CASH FLOWS

	For the year ended December 31, 2005	(Unaudited) For the three months ended March 31, 2006	(Unaudited) Period from January 1, 2005 (inception) to March 31, 2006

Cash flows from operating activities
Net loss	$(143,547)	$(88,697)	$(232,244)
Net (increase) decrease in deposits	(25,000)	25,000	-
Net increase (decrease) in accrued expenses	47,414	(15,285)	32,129
Net cash used in operating activities	$(121,133)	$(78,982)	$(200,115)

Cash flows from financing activities
Advances on line of credit	-	15,500	15,500
Issuance of Common stock	10	-	10
Increase in advances from organizers	189,990	-	189,990
Net cash provided by financing activities	190,000	15,500	205,500

Increase (decrease) in cash	68,867	(63,482)	5,385
Cash at the beginning of the period	-	68,867	-
Cash at the end of the period	$68,867	$5,385	$5,385

See notes to financial statements.

Lotus Bancorp, Inc.
(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the period from January 1, 2005 (inception) to December 31, 2005 and for the three months ended March 31, 2006 (Unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization

De Novo Holdings, Inc. (the Company) was incorporated on October 27, 2004 as a bank holding company. The Company subsequently changed its name to Lotus Bancorp, Inc. Upon receiving future regulatory approvals to commence business, the Company is to purchase the common stock of Lotus Bank (the Bank), a de novo bank currently in formation. The Company intends to raise a minimum of $11,000,000 in equity capital, prior to offering costs, through the sale of shares of the Company’s common stock. Proceeds to the offering will be used to capitalize the Bank, construct facilities, and provide working capital. The Company has generated no revenue except interest income, and has incurred direct offering expenses and general operating expenses during the period from inception. There were no revenues or expenses from October 27, 2004 to December 31, 2004.

The Bank’s Organizers, filed an application with the Michigan Office of Financial and Insurance Services (OFIS), the primary regulator of State of Michigan banks, as of January 9, 2006, seeking preliminary approval to organize the Proposed Bank. OFIS has accepted the application, and is in the process of reviewing the application before final approval is granted. On or about the same date as the Bank’s application was filed with OFIS, the Proposed Bank’s Organizers filed an application for federal deposit insurance with the Federal Deposit Insurance Corporation (the “FDIC”). Final charter approval and authorization for the Proposed Bank to open will not be granted until all pre-opening requirements are met. These pre-opening requirements relate to capital, timeliness of opening, background checks on organizers and other industry standard and Proposed Bank specific examination and procedural requirements. The FDIC application has been accepted, and is in the process of being reviewed before final approval is granted.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Organization and Pre-opening costs

Organization and pre-opening costs represent incorporation costs, legal, accounting, consultant and professional fees and other costs relating to the organization. Management anticipates that the organization and pre-opening costs will approximate $899,000 through the commencement of operations, which will be charged to expense as incurred.

Lotus Bancorp, Inc.
(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the period from January 1, 2005 (inception) to December 31, 2005 and for the three months ended March 31, 2006 (Unaudited)

Deferred Offering Costs

Costs relating to the offering of common stock will be capitalized and netted against the offering proceeds when the sale of stock in the Company is completed.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effect of the various temporary differences between the book value and tax basis of the various balance sheet assets and liabilities, and requires the current recognition of changes in tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Earnings per Share
Basic earnings per share represent income available to shareholders divided by the weighted-average number of shares outstanding during the period.

NOTE 2 - NOTES PAYABLE

On February 1, 2006, the Company signed a $1,000,000 line of credit agreement with the Bankers Bank of Atlanta, Georgia. The line of credit is payable on demand with interest at the prime rate minus one percent and is secured by the personal guarantees of the Company’s Organizers. The line expires January 31, 2007. There was no balance on this line as of December 31, 2005. As of March 31, 2006, the Company had drawn $15,500 on the line of credit.

NOTE 3 - OTHER LIABILITIES

The company has entered into consulting agreements with one person, and one other whose consulting agreements will become effective upon the Bank receiving regulatory approval. Both of these persons will become employees of the Bank when it opens for business. These agreements call for additional payments to be paid to the parties at the rate of $7,500 per month. The first person has been paid consulting fees totaling $30,978 and $53,478 through December 31, 2005 and March 31, 2006, respectively. The Organizers have advanced the Company $189,990, to be used for certain operating and pre-opening expenses.

Lotus Bancorp, Inc.
(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the period from January 1, 2005 (inception) to December 31, 2005 and for the three months ended March 31, 2006 (Unaudited)

NOTE 4 - INCOME TAXES

The Company has incurred start-up expenses of approximately $143,000 and $89,000, generated from inception through December 31, 2005 and for the three months ended March 31, 2006, respectively. These amounts are currently not deductible for income tax purposes but will be amortized over 15 years once banking operations begin. The deferred tax asset generated by this timing difference has been offset with a valuation allowance since the Company has no history of earnings.

The components of the net deferred tax asset, included in other assets, are as follows:

	12/31/2005	(Unaudited) 03/31/06
Deferrred Tax Asset:
Start-up expenses	$49,000	$79,000
Less Valuation allowance	(49,000)	(79,000)
Total Net Deferred Tax Asset	$-	$-

NOTE 5 - LEASES AND COMMITMENTS

The Company has entered into a lease agreement for temporary office space, which calls for lease payments of $250 per month beginning on October 1, 2005, on a month-to-month basis. Rent expense for the period ended December 31, 2005 and March 31, 2006 totaled $750 for each period.

NOTE 6 - STOCK OPTIONS AND STOCK WARRANTS

The Company plans to issue 55,000 stock options to the future executive officers of the Bank upon approval by the Board of Directors. The Company is also planning to issue 142,500 stock warrants to the organizing members of the Bank. These proposed options and warrants would be issued with a strike price of $10. In conjunction with its’ upcoming stock offering, the Company is planning to issue to every shareholder, 1 stock warrant for every five shares of stock sold. These shareholder warrants would have a strike price of $12.50. As of March 31, 2006, these proposed stock option and stock warrant plans have not been created. The Company expects that there will be a future expense associated with the issuance of the stock options, however, the amounts of the expense cannot be reasonably quantified in accordance with Financial Accounting Standard 123 (Revised) as the stock option plan has not been finalized at this time.

Lotus Bancorp, Inc.
(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS
For the period from January 1, 2005 (inception) to December 31, 2005 and for the three months ended March 31, 2006 (Unaudited)

NOTE 7 - PROPOSED PUBLIC OFFERING

As described in Note 1, “Organization”, the Company is conducting an initial public offering in which it is proposed that at least $11,000,000 in net proceeds be available upon commencement of operations. The proceeds are net of related offering costs, pre-opening expenses, and estimated capital expenditures of $1,138,000 to be incurred on behalf of Lotus Bancorp, Inc. The portion of these costs expended through December 31, 2005 have been recognized in the accounts of the Company, and substantially all of the remaining costs in this connection will also be incurred by the Company. If the initial public offering is successful, all of these costs will be repaid to the Company, resulting in a refund of capital advances of $189,990. The offering is expected to close in the third quarter of 2006. If the initial offering is not successful, all of these costs will be paid by the Company, including repayment of any outstandings on the revolving line of credit, and the compensation obligation discussed in Note 3.

NOTE 8 - SUBSEQUENT EVENT

On February 17, 2006, the Company has entered into a conditional purchase agreement to buy vacant land in Novi, Michigan to construct the Bank’s facilities.

On June 30, 2006, the Federal Deposit Insurance Corporation approved Lotus Bank’s application for deposit insurance, subject to certain conditions. On July 5, 2006 the Michigan Office of Financial and Insurance Services approved the Bank’s application to charter a Michigan state bank, subject to certain conditions.

NOTE 9 - INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements for the three months ended March 31, 2006 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements, in the opinion of management, include all adjustments necessary for the fair presentation of the financial position, results of operations and cash flows for the three month period ended March 31, 2006. Interim operating results are not necessarily indicative of operating results for the full year.

APPENDIX A

SUBSCRIPTION AGREEMENT
LOTUS BANCORP, INC.

IMPORTANT: This Subscription Agreement, completed and signed, together with full payment by check payable to the order of “TBB as Escrow Agent for Lotus Bancorp, Inc.” for the shares of common stock for which the undersigned is subscribing must be sent to:

Lotus Bancorp, Inc.
P.O. Box 250428
West Bloomfield, MI 48325

I hereby subscribe to purchase the number of shares of common stock (“Shares”) of Lotus Bancorp, Inc. (“Company”) indicated below and have enclosed a check in the amount of $10.00 multiplied by the number of shares I wish to buy. I have received a copy of the Company’s prospectus, dated August 25, 2006. In connection with my purchase, I understand and agree as follows: (1) My purchase of the common stock involves significant risks, as described under “Risk Factors” in the prospectus; (2) No federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock; and (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

By execution of the Subscription Agreement, I hereby certify that the Shares being purchased by me or for my account are not being purchased by a “restricted person,” as defined in NASD Rule 2790. A “restricted person” includes (a) and NASD member or other broker/dealer; (b) an officer, director, general partner, associated person, or employee of a member of other broker/dealer; (c) an agent of a member or any other broker/dealer that is engaged in the investment banking or securities business; (d) a finder or any person acting in a fiduciary capacity to the managing underwriter, including, attorneys, accountants and financial consultants; (e) a person who has authority to buy or sell securities for a bank, savings and loan institution, insurance company, investment company, investment advisor, or collective investment account; (f) a person owning a broker dealer, as defined in the rule; or (g) an immediate family member of any of the foregoing persons if the foregoing person materially supports, or receives material support from, the immediate family member.

This Subscription Agreement is final, binding and irrevocable. If the organizers are unable to sell at least 1,100,000 shares of common stock or fail to receive all required regulatory approvals to open the Company, the escrow agent will promptly return all subscription funds to me, without any interest earned thereon.

NO. OF SHARES (MIN. 1,000 SHARES)	X $10.00 (PRICE PER SHARE) =	TOTAL PURCHASE PRICE ENCLOSED

Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date		Signature*	Signature (if multiple subscribers)*
Please indicate form of ownership
		Print Name	Print Name
☐	individual
☐	joint tenants with right of	Address	Address
survivorship
☐	tenants in common	Address	Address
☐	trust
☐	corporation
☐	partnership	Social Security or Federal Tax ID No.	Social Security or Federal Tax ID No.
☐	custodian
☐	individual retirement account
☐	other
		Telephone-Day/Telephone Evening	Telephone-Day/Telephone Evening

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

ACCEPTED:	LOTUS BANCORP, INC.
By:
		Satish Jasti, President	Date of Acceptance	Number of Shares Accepted

•
You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with inconsistent or different information, you should not rely on it.

•	We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

•	You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

•	This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

Up to 1,600,000 Shares

Lotus Bancorp, Inc.

Common Stock

Prospectus
August 25, 2006